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Freeport-McMoRan
Reports Second-Quarter and Six-Month 2015 Results

▪
Net loss attributable to common stock totaled $1.85 billion, $1.78 per share, for second-quarter 2015. After adjusting for net charges totaling $2.0 billion, $1.92 per share, second-quarter 2015 adjusted net income attributable to common stock totaled $143 million, $0.14 per share.

▪
Consolidated sales totaled 964 million pounds of copper, 352 thousand ounces of gold, 23 million pounds of molybdenum and 13.1 million barrels of oil equivalents (MMBOE) for second-quarter 2015, compared with 968 million pounds of copper, 159 thousand ounces of gold, 25 million pounds of molybdenum and 16.0 MMBOE for second-quarter 2014.

▪
Consolidated sales for the year 2015 are expected to approximate 4.2 billion pounds of copper, 1.3 million ounces of gold, 93 million pounds of molybdenum and 52.3 MMBOE, including 1.0 billion pounds of copper, 315 thousand ounces of gold, 24 million pounds of molybdenum and 13.6 MMBOE for third-quarter 2015.

▪
Average realized prices were $2.71 per pound for copper, $1,174 per ounce for gold and $67.61 per barrel for oil (including $11.79 per barrel for cash gains on derivative contracts) for second-quarter 2015.

▪	Consolidated unit net cash costs for second-quarter 2015 averaged $1.50 per pound of copper for mining operations and $19.04 per barrel of oil equivalents (BOE) for oil and gas operations.

▪
Operating cash flows totaled $1.1 billion (net of $104 million in working capital uses and changes in other tax payments) for second-quarter 2015. Based on current sales volume and cost estimates and assuming average prices of $2.50 per pound for copper, $1,150 per ounce for gold, $6 per pound for molybdenum and $56 per barrel for Brent crude oil for the second half of 2015, operating cash flows for the year 2015 are expected to approximate $3.6 billion.

▪
Capital expenditures totaled $1.7 billion for second-quarter 2015, including $0.6 billion for major projects at mining operations and $0.8 billion for oil and gas operations. Capital expenditures are expected to approximate $6.3 billion for the year 2015, including $2.5 billion for major projects at mining operations and $2.8 billion for oil and gas operations.

▪
FCX has made substantial progress toward the completion of its major mining development projects, which are expected to result in increased near-term production, lower unit costs, declining capital expenditures and growth in free cash flow over the next several quarters. In addition, positive oil and gas drilling and development activities are expected to result in a growing oil production profile. FCX remains focused on maintaining a strong balance sheet and on continuing to manage costs, capital spending plans and other actions as required to maintain financial strength.

▪
On June 23, 2015, Freeport-McMoRan Oil & Gas Inc. filed a registration statement related to its potential initial public offering (IPO) of Class A common stock representing a minority interest in the entity.

▪	At June 30, 2015, consolidated debt totaled $20.9 billion and consolidated cash totaled $466 million.

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PHOENIX, AZ, July 23, 2015 - Freeport-McMoRan Inc. (NYSE: FCX) reported a net loss attributable to common stock of $1.85 billion, $1.78 per share, for second-quarter 2015 and $4.3 billion, $4.16 per share, for the first six months of 2015, compared with net income attributable to common stock of $482 million, $0.46 per share, for second-quarter 2014 and $992 million, $0.95 per share, for the first six months of 2014. FCX’s net loss attributable to common stock included net charges totaling $2.0 billion, $1.92 per share, for second-quarter 2015 and $4.4 billion, $4.24 per share, for the first six months of 2015, primarily for the reduction of the carrying value of oil and gas properties and other items described below. Net income attributable to common stock included charges for special items totaling $160 million, $0.15 per share, for second-quarter 2014 and $179 million, $0.17 per share, for the first six months of 2014, comprised of items described below.

James R. Moffett, Chairman of the Board; Richard C. Adkerson, Vice Chairman and FCX Chief Executive Officer; and James C. Flores, Vice Chairman and FM O&G Chief Executive Officer, said, "Our second-quarter results reflect strong operating performance in our global mining business, and solid production results and continued positive drilling and development results in our oil and gas operations. We are pleased to report achievement of several important milestones as we complete our major development projects and position FCX for improving free cash flow generation. We remain focused on managing our costs and capital expenditures under volatile market conditions as we seek to strengthen our balance sheet and build values from our strong portfolio of resources."

SUMMARY FINANCIAL DATA

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2015		2014		2015		2014
	(in millions, except per share amounts)
Revenues[a,b,c]	$4,248		$5,522		$8,401		$10,507
Operating (loss) income[a]	$(2,374)	[d,e,f]	$1,153	[g,h]	$(5,337)	[d,e,f,i]	$2,264	[g,h]
Net (loss) income attributable to common stock[b,c,j]	$(1,851)	[d,e,f,k,l]	$482	[g,h,m]	$(4,325)	[d,e,f,i,k,l]	$992	[g,h,m]
Diluted net (loss) income per share of common stock[b,c]	$(1.78)	[d,e,f,k,l]	$0.46	[g,h,m]	$(4.16)	[d,e,f,i,k,l]	$0.95	[g,h,m]
Diluted weighted-average common shares outstanding	1,040		1,045		1,040		1,045
Operating cash flows[n]	$1,069		$1,386		$1,786		$2,587
Capital expenditures	$1,661		$1,950		$3,528		$3,562
At June 30:
Cash and cash equivalents	$466		$1,458		$466		$1,458
Total debt, including current portion	$20,902		$20,190		$20,902		$20,190

a.	For segment financial results, refer to the supplemental schedule, "Business Segments," beginning on page XI, which is available on FCX's website, "fcx.com."

b.
Includes (unfavorable) favorable adjustments to provisionally priced concentrate and cathode copper sales recognized in prior periods totaling $(20) million ($(10) million to net loss attributable to common stock or $(0.01) per share) for second-quarter 2015, $35 million ($16 million to net income attributable to common stock or $0.01 per share) for second-quarter 2014, $(106) million ($(50) million to net loss attributable to common stock or $(0.05) per share) for the first six months of 2015 and $(118) million ($(65) million to net income attributable to common stock or $(0.06) per share) for the first six months of 2014. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page X, which is available on FCX's website, "fcx.com."

c.
Includes net noncash mark-to-market (losses) gains associated with crude oil and natural gas derivative contracts totaling $(95) million ($(59) million to net loss attributable to common stock or $(0.06) per share) for second-quarter 2015, $(7) million ($(4) million to net income attributable to common stock or less than $(0.01) per share) for second-quarter 2014, $(143) million ($(89) million to net loss attributable to common stock or $(0.09) per share) for the first six months of 2015 and $8 million ($5 million to net income attributable to common stock or less than $0.01 per share) for the first six months of 2014. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page X, which is available on FCX's website, "fcx.com."

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d.
Includes charges of $2.7 billion ($1.7 billion to net loss attributable to common stock or $1.61 per share) for second-quarter 2015 and $5.8 billion ($3.6 billion to net loss attributable to common stock or $3.47 per share) for the first six months of 2015 to reduce the carrying value of oil and gas properties pursuant to full cost accounting rules. Refer to page 11 for further discussion.

e.
Includes charges totaling $59 million ($38 million to net loss attributable to common stock or $0.04 per share) for second-quarter 2015 and $63 million ($41 million to net loss attributable to common stock or $0.04 per share) for the first six months of 2015 for lower of cost or market (LCM) adjustments primarily attributable to molybdenum inventories.

f.
Includes net charges of $22 million ($14 million to net loss attributable to common stock or $0.01 per share) for second-quarter 2015 and $39 million ($24 million to net loss attributable to common stock or $0.02 per share) for the first six months of 2015 for idle/terminated rig costs and inventory write-downs at oil and gas operations.

g.
Includes net charges for adjustments to environmental obligations and related litigation reserves of $69 million ($68 million to net income attributable to common stock or $0.06 per share) for the second quarter and first six months of 2014.

h.
Includes charges of $56 million ($30 million to net income attributable to common stock or $0.03 per share) for second-quarter 2014 and $109 million ($58 million to net income attributable to common stock or $0.06 per share) for the first six months of 2014 for fixed costs charged directly to cost of sales as a result of the impact of export restrictions on PT Freeport Indonesia's (PT-FI) operating rates.

i.
The first six months of 2015 includes a net gain of $39 million ($25 million to net loss attributable to common stock or $0.02 per share) associated with the sale of FCX's one-third interest in the Luna Energy power facility in New Mexico.

j.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page XI, which is available on FCX's website, "fcx.com."

k.
The second quarter and first six months of 2015 include a gain of $92 million ($0.09 per share) related to net proceeds received from insurance carriers and other third parties related to a shareholder derivative litigation settlement.

l.
As a result of the impairment to oil and gas properties, FCX recorded tax charges of $305 million ($0.29 per share) for second-quarter 2015 and $763 million ($0.73 per share) for the first six months of 2015 to establish a valuation allowance primarily against United States (U.S.) federal alternative minimum tax credits.

m.
The second quarter and first six months of 2014 included a tax charge of $58 million ($0.06 per share) associated with deferred taxes recorded in connection with the allocation of goodwill to the sale of Eagle Ford.

n.
Includes net working capital uses and changes in other tax payments of $104 million for second-quarter 2015, $364 million for second-quarter 2014, $190 million for the first six months of 2015, and $777 million for the first six months of 2014.

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SUMMARY OPERATING DATA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014[a]	2015	2014[a]
Copper (millions of recoverable pounds)
Production	977	931	1,892	1,879
Sales, excluding purchases	964	968	1,924	1,839
Average realized price per pound	$2.71	$3.16	$2.70	$3.17
Site production and delivery costs per pound[b]	$1.85	$1.99	$1.89	$1.94
Unit net cash costs per pound[b]	$1.50	$1.72	$1.57	$1.64
Gold (thousands of recoverable ounces)
Production	367	166	626	397
Sales, excluding purchases	352	159	615	346
Average realized price per ounce	$1,174	$1,296	$1,183	$1,299
Molybdenum (millions of recoverable pounds)
Production	25	25	49	49
Sales, excluding purchases	23	25	46	52
Average realized price per pound	$9.51	$13.43	$9.84	$12.27
Oil Equivalents
Sales volumes
MMBOE	13.1	16.0	25.6	32.2
Thousand BOE (MBOE) per day	144	176	142	178
Cash operating margin per BOE[c]
Realized revenues	$50.04	$77.53	$46.95	$77.37
Cash production costs	19.04	19.57	19.62	19.03
Cash operating margin	$31.00	$57.96	$27.33	$58.34

a.
The 2014 periods include the results of the Candelaria and Ojos del Salado mines (Candelaria/Ojos) that were sold in November 2014, and the Eagle Ford properties that were sold in June 2014. Sales volumes from Candelaria/Ojos totaled 80 million pounds of copper and 20 thousand ounces of gold for second-quarter 2014 and 174 million pounds of copper and 43 thousand ounces of gold for the first six months of 2014; sales volumes from Eagle Ford totaled 4.0 MMBOE (44 MBOE per day) for second-quarter 2014 and 8.7 MMBOE (48 MBOE per day) for the first six months of 2014.

b.
Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines. For reconciliations of per pound unit costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV, which is available on FCX's website, "fcx.com."

c.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude noncash mark-to-market adjustments on derivative contracts. For reconciliations of realized revenues and cash production costs per BOE to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XIV, which is available on FCX's website, “fcx.com.”

Consolidated Sales Volumes
Second-quarter 2015 consolidated copper sales of 964 million pounds approximated the April 2015 estimate of 960 million pounds and second-quarter 2014 sales of 968 million pounds. Second-quarter 2015 reflects higher copper sales volumes from North America and Indonesia, offset by lower sales volumes from South America, resulting from the sale of Candelaria/Ojos in fourth-quarter 2014 and lower production from Cerro Verde and El Abra.
Second-quarter 2015 consolidated gold sales of 352 thousand ounces were higher than the April 2015 estimate of 300 thousand ounces and second-quarter 2014 sales of 159 thousand ounces, primarily reflecting higher ore grades and operating rates at PT-FI.

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Second-quarter 2015 consolidated molybdenum sales of 23 million pounds were slightly lower than the April 2015 estimate and second-quarter 2014 sales of 25 million pounds, reflecting slowing demand in the metallurgic market for molybdenum.
Second-quarter 2015 sales from oil and gas operations of 13.1 MMBOE, including 8.6 million barrels (MMBbls) of crude oil, 23.5 billion cubic feet (Bcf) of natural gas and 0.6 MMBbls of natural gas liquids (NGLs), were higher than the April 2015 estimate of 12.9 MMBOE, but were lower than second-quarter 2014 sales of 16.0 MMBOE, primarily reflecting the sale of the Eagle Ford properties in June 2014.
Consolidated sales for the year 2015 are expected to approximate 4.2 billion pounds of copper, 1.3 million ounces of gold, 93 million pounds of molybdenum and 52.3 MMBOE, including 1.0 billion pounds of copper, 315 thousand ounces of gold, 24 million pounds of molybdenum and 13.6 MMBOE for third-quarter 2015.
Consolidated Unit Costs
Mining Unit Net Cash Costs. Consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines of $1.50 per pound of copper in second-quarter 2015 were lower than unit net cash costs of $1.72 per pound in second-quarter 2014, primarily reflecting lower site production and delivery costs as a result of higher sales volumes in Indonesia and North America, and higher by-product credits.
Assuming average prices of $1,150 per ounce of gold and $6 per pound of molybdenum for the second half of 2015 and achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for copper mines are expected to average $1.53 per pound of copper for the year 2015. Quarterly unit net cash costs vary with fluctuations in sales volumes and average realized prices (primarily gold and molybdenum prices). The impact of price changes for the second half of 2015 on consolidated unit net cash costs would approximate $0.01 per pound for each $50 per ounce change in the average price of gold and $0.01 per pound for each $2 per pound change in the average price of molybdenum.
Oil and Gas Cash Production Costs per BOE. Cash production costs for oil and gas operations of $19.04 per BOE in second-quarter 2015 were lower than cash production costs of $19.57 per BOE in second-quarter 2014, primarily reflecting lower cash production costs in California related to reductions in repair and maintenance costs and well workover expense.
Based on current sales volume and cost estimates for the second half of 2015, cash production costs are expected to approximate $19 per BOE for the year 2015.

MINING OPERATIONS
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford, Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. All of the North America mining operations are wholly owned, except for Morenci. FCX records its 85 percent joint venture interest in Morenci using the proportionate consolidation method. In addition to copper, molybdenum concentrate and silver are also produced by certain of FCX's North America copper mines.
Operating and Development Activities. FCX has increased production from its North America copper mines in recent years and continues to evaluate a number of opportunities to add production capacity following positive exploration results. Future investments will be undertaken based on the results of economic and technical feasibility studies and market conditions.
The Morenci mill expansion project commenced operations in May 2014 and successfully achieved full rates in second-quarter 2015. The project expanded mill capacity from 50,000 metric tons of ore per day to approximately 115,000 metric tons of ore per day, which results in incremental annual production of approximately 225 million pounds of copper. Morenci's copper production is expected to average over 900 million pounds per year over the next five years. Additionally, the molybdenum circuit began production in first-quarter 2015. Remaining items associated with the project include construction of the expanded tailings storage facility, which is expected to be completed in the second half of 2015.

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Operating Data. Following is summary consolidated operating data for the North America copper mines for the second quarters and first six months of 2015 and 2014:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Copper (millions of recoverable pounds)
Production	469	395	921	780
Sales	486	423	958	794
Average realized price per pound	$2.77	$3.16	$2.73	$3.21

Molybdenum (millions of recoverable pounds)
Production[a]	10	9	19	17

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$1.78	$1.87	$1.79	$1.87
By-product credits	(0.16)	(0.28)	(0.17)	(0.25)
Treatment charges	0.12	0.11	0.13	0.12
Unit net cash costs	$1.74	$1.70	$1.75	$1.74

a.	Refer to summary operating data on page 4 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the North America copper mines.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV, which is available on FCX's website, "fcx.com."

North America's consolidated copper sales volumes of 486 million pounds in second-quarter 2015 were higher than second-quarter 2014 sales of 423 million pounds, primarily reflecting higher milling rates at Morenci and Chino. North America sales are estimated to approximate 1.96 billion pounds for the year 2015, compared with 1.66 billion pounds of copper in 2014.
Average unit net cash costs (net of by-product credits) for the North America copper mines of $1.74 per pound of copper in second-quarter 2015 were higher than unit net cash costs of $1.70 per pound in second-quarter 2014, primarily reflecting lower by-product credits, partly offset by higher copper sales volumes. Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $1.72 per pound of copper for the year 2015, based on current sales volume and cost estimates and assuming an average molybdenum price of $6 per pound for the second half of 2015. North America's average unit net cash costs would change by approximately $0.02 per pound for each $2 per pound change in the average price of molybdenum for the second half of 2015.

South America Mining. FCX operates two copper mines in South America - Cerro Verde in Peru (in which FCX owns a 53.56 percent interest) and El Abra in Chile (in which FCX owns a 51 percent interest). These operations are consolidated in FCX's financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
In November 2014, FCX completed the sale of its ownership interests in Candelaria/Ojos in Chile.
Development Activities. Construction activities associated with a large-scale expansion at Cerro Verde are advancing on schedule toward completion in late 2015. Detailed engineering and major procurement activities are complete and construction is more than 87 percent complete. The project will expand the concentrator facilities from 120,000 metric tons of ore per day to 360,000 metric tons of ore per day and provide incremental annual production of approximately 600 million pounds of copper and 15 million pounds of molybdenum beginning in 2016. As of June 30, 2015, $3.9 billion had been incurred for this project, with approximately $0.7 billion remaining to be incurred.
FCX continues to evaluate a potential large-scale milling operation at El Abra to process additional sulfide material and to achieve higher recoveries. Exploration results in recent years at El Abra indicate a significant sulfide

Freeport-McMoRan	6

resource, which could potentially support a major mill project. Future investments will depend on technical studies, economic factors and global copper market conditions.
Operating Data. Following is summary consolidated operating data for the South America mining operations for the second quarters and first six months of 2015 and 2014:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014[a]	2015	2014[a]
Copper (millions of recoverable pounds)
Production	188	300	381	614
Sales	178	310	378	617
Average realized price per pound	$2.69	$3.17	$2.68	$3.16

Gold (thousands of recoverable ounces)
Production	—	21	—	42
Sales	—	20	—	43
Average realized price per ounce	$—	$1,302	$—	$1,302

Molybdenum (millions of recoverable pounds)
Production[b]	2	2	4	5

Unit net cash costs per pound of copper[c]
Site production and delivery, excluding adjustments	$1.77	$1.64	$1.76	$1.57
By-product credits	(0.04)	(0.23)	(0.06)	(0.24)
Treatment charges	0.17	0.18	0.17	0.18
Royalty on metals	—	0.01	—	—
Unit net cash costs	$1.90	$1.60	$1.87	$1.51

a.
The 2014 periods include the results of Candelaria/Ojos that were sold in November 2014. Candelaria/Ojos had sales volumes totaling 80 million pounds of copper and 20 thousand ounces of gold for second-quarter 2014 and 174 million pounds of copper and 43 thousand ounces of gold for the first six months of 2014. Excluding Candelaria/Ojos, South America mining's unit net cash costs averaged $1.55 per pound of copper for second-quarter 2014 and $1.51 per pound of copper for the first six months of 2014.

b.	Refer to summary operating data on page 4 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at Cerro Verde.

c.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV, which is available on FCX's website, "fcx.com."

South America's consolidated copper sales volumes of 178 million pounds in second-quarter 2015 were lower than second-quarter 2014 sales of 310 million pounds, reflecting the sale of Candelaria/Ojos and lower production from Cerro Verde and El Abra primarily associated with lower ore grades and recovery rates. Sales from South America mining are expected to approximate 900 million pounds of copper for the year 2015, compared with 1.14 billion pounds of copper in 2014 (which included 268 million pounds from Candelaria/Ojos).
Average unit net cash costs (net of by-product credits) for South America mining of $1.90 per pound of copper in second-quarter 2015 were higher than unit net cash costs of $1.60 per pound in second-quarter 2014, primarily reflecting lower sales volumes and lower by-product credits. Lower by-product credits were mostly because of the sale of Candelaria/Ojos in fourth-quarter 2014. Average unit net cash costs (net of by-product credits) for South America mining are expected to approximate $1.75 per pound of copper for the year 2015, based on current sales volume and cost estimates and assuming average prices of $6 per pound of molybdenum for the second half of 2015.

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Indonesia Mining. Through its 90.64 percent owned and consolidated subsidiary PT-FI, FCX's assets include one of the world's largest copper and gold deposits at the Grasberg minerals district in Papua, Indonesia. PT-FI operates a proportionately consolidated joint venture, which produces copper concentrates that contain significant quantities of gold and silver.
Regulatory Matters. PT-FI is engaged in active discussions with the Indonesian government regarding its Contract of Work (COW) and long-term operating rights. Negotiations are taking into consideration PT-FI's requirement for assurance of legal and fiscal terms post-2021 for PT-FI to continue with its large-scale investment program in Papua, Indonesia.
PT-FI is advancing plans for the construction of new smelter capacity in parallel with completing negotiations on its COW and long-term operating rights. PT-FI has identified potential sites for the construction of additional smelter capacity and is in discussions with potential partners for the project.
Under the July 2014 Memorandum of Understanding (MOU) between PT-FI and the Indonesia government, no terms of the COW other than those relating to export duties, a smelter bond and increased royalties will be changed until the completion of an amended COW.
PT-FI is required to apply for renewal of export permits at six-month intervals and the next renewal date is July 25, 2015. PT-FI has submitted the requirements for renewal of its license and government approvals are pending.
Development Activities. PT-FI has several projects in progress in the Grasberg minerals district related to the development of large-scale, long-lived, high-grade underground ore bodies. In aggregate, these underground ore bodies are expected to ramp up over several years to process approximately 240,000 metric tons of ore per day following the transition from the Grasberg open pit, currently anticipated to occur in late 2017. Development of the Grasberg Block Cave and Deep Mill Level Zone (DMLZ) underground mines is advancing to enable DMLZ to commence production in late 2015 and the Grasberg Block Cave mine to commence production in 2018. Over the next five years, estimated aggregate capital spending on these projects is currently expected to average $0.8 billion per year ($0.7 billion per year net to PT-FI). Additionally, over the next five years, estimated aggregate capital spending for processing and power facilities to optimize the handling of underground ore is expected to average $0.3 billion per year. Considering the long-term nature and size of these projects, actual costs could vary from these estimates. PT-FI may reduce or defer these activities pending resolution of negotiations for an amended COW.
Operating Data. Following is summary consolidated operating data for the Indonesia mining operations for the second quarters and first six months of 2015 and 2014:

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2015		2014		2015		2014
Copper (millions of recoverable pounds)
Production	205		122		359		262
Sales	196		117		351		226
Average realized price per pound	$2.61		$3.19		$2.66		$3.15

Gold (thousands of recoverable ounces)
Production	360		142		615		350
Sales	346		135		606		297
Average realized price per ounce	$1,173		$1,294		$1,183		$1,299

Unit net cash costs per pound of copper[a]
Site production and delivery, excluding adjustments	$2.26		$3.86	[b]	$2.51		$3.60	[b]
Gold and silver credits	(2.13)		(1.57)		(2.11)		(1.85)
Treatment charges	0.32		0.26		0.31		0.25
Export duties	0.18		—		0.16		—
Royalty on metals	0.18	[c]	0.11		0.17	[c]	0.12
Unit net cash costs	$0.81		$2.66		$1.04		$2.12

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a.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, "Product Revenues and Production Costs," beginning on page XIV, which is available on FCX's website, "fcx.com."

b.
The second quarter and first six months of 2014 excludes fixed costs totaling $0.48 per pound of copper charged directly to cost of sales as a result of the impact of export restrictions on PT-FI's operating rates.

c.	Includes $0.07 per pound of copper for the second quarter and first six months of 2015 associated with PT-FI's increased royalty rates pursuant to the MOU.
Indonesia's second-quarter 2015 sales of 196 million pounds of copper and 346 thousand ounces of gold were higher than second-quarter 2014 sales of 117 million pounds of copper and 135 thousand ounces of gold, primarily reflecting higher operating and recovery rates, and higher ore grades for gold. PT-FI expects ore grades to increase beginning in fourth-quarter 2015 through 2017 as high-grade sections of the Grasberg open pit are mined.
At the Grasberg mine, the sequencing of mining areas with varying ore grades causes fluctuations in quarterly and annual production of copper and gold. Sales from Indonesia mining are expected to approximate 860 million pounds of copper and 1.3 million ounces of gold for the year 2015, compared with 664 million pounds of copper and 1.2 million ounces of gold for the year 2014.
A significant portion of PT-FI's costs are fixed and unit costs vary depending on production volumes. Indonesia's unit net cash costs (including gold and silver credits) of $0.81 per pound of copper in second-quarter 2015 were lower than unit net cash costs of $2.66 per pound in second-quarter 2014, primarily reflecting higher gold and silver credits and higher copper sales volumes, partly offset by the impact of export duties and increased royalty rates.
Unit net cash costs (net of gold and silver credits) for Indonesia mining are expected to approximate $1.08 per pound of copper for the year 2015, based on current sales volume and cost estimates, and assuming an average gold price of $1,150 per ounce for the second half of 2015. Indonesia mining's projected unit net cash costs would change by approximately $0.05 per pound for each $50 per ounce change in the average price of gold for the second half of 2015. Because of the fixed nature of a large portion of Indonesia's costs, unit costs vary from quarter to quarter depending on copper and gold volumes.
Africa Mining. Through its 56 percent owned and consolidated subsidiary Tenke Fungurume Mining S.A. (TFM), FCX operates in the Tenke Fungurume (Tenke) minerals district in the Katanga province of the Democratic Republic of Congo (DRC). In addition to copper, the Tenke mine produces cobalt hydroxide.
Operating and Development Activities. TFM completed its second phase expansion project in early 2013, which included increasing mine, mill and processing capacity. Construction of a second sulphuric acid plant is under way, with completion expected in the first half of 2016. FCX continues to engage in exploration activities and metallurgical testing to evaluate the potential of the highly prospective minerals district at Tenke. These analyses are being incorporated in future plans for potential expansions of production capacity. Future expansions are subject to a number of factors, including power availability, economic and market conditions, and the business and investment climate in the DRC.

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Operating Data. Following is summary consolidated operating data for the Africa mining operations for the second quarters and first six months of 2015 and 2014:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Copper (millions of recoverable pounds)
Production	115	114	231	223
Sales	104	118	237	202
Average realized price per pound[a]	$2.63	$3.08	$2.66	$3.08

Cobalt (millions of contained pounds)
Production	9	7	16	14
Sales	8	7	16	15
Average realized price per pound	$9.27	$9.58	$9.23	$9.29

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$1.54	$1.46	$1.56	$1.47
Cobalt credits[c]	(0.53)	(0.34)	(0.44)	(0.48)
Royalty on metals	0.06	0.06	0.06	0.07
Unit net cash costs	$1.07	$1.18	$1.18	$1.06

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV, which is available on FCX's website, "fcx.com."

c.	Net of cobalt downstream processing and freight costs.

TFM's copper sales of 104 million pounds in second-quarter 2015 were lower than second-quarter 2014 copper sales of 118 million pounds primarily because of timing of shipments. TFM's sales are expected to approximate 460 million pounds of copper and 36 million pounds of cobalt for the year 2015, compared with 425 million pounds of copper and 30 million pounds of cobalt for the year 2014.
Africa mining's unit net cash costs (net of cobalt credits) of $1.07 per pound of copper in second-quarter 2015 were lower than unit net cash costs of $1.18 per pound of copper in second-quarter 2014, primarily reflecting higher cobalt credits, partly offset by lower copper sales volumes. Unit net cash costs (net of cobalt credits) for Africa mining are expected to approximate $1.12 per pound of copper for the year 2015, based on current sales volume and cost estimates and assuming an average cobalt price of $13 per pound for the second half of 2015. Africa mining's projected unit net cash costs would change by approximately $0.05 per pound for each $2 per pound change in the average price of cobalt for the second half of 2015.

Molybdenum Mines. FCX has two wholly owned molybdenum mines in North America - the Henderson underground mine and the Climax open-pit mine, both in Colorado. The Henderson and Climax mines produce high-purity, chemical-grade molybdenum concentrates, which are typically further processed into value-added molybdenum chemical products. The majority of molybdenum concentrates produced at the Henderson and Climax mines, as well as from FCX's North and South America copper mines, are processed at FCX's conversion facilities.
Production from the Molybdenum mines totaled 13 million pounds of molybdenum in second-quarter 2015, 14 million pounds in second-quarter 2014, 26 million pounds in the first six months of 2015 and 27 million pounds in the first six months of 2014. Refer to summary operating data on page 4 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the Molybdenum mines, and from FCX's North and South America copper mines.
Average unit net cash costs for the Molybdenum mines of $7.19 per pound of molybdenum in second-quarter 2015 were higher than average unit net cash costs of $6.47 per pound in second-quarter 2014, primarily reflecting lower production volumes from the Henderson mine. Based on current sales volume and cost estimates,

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unit net cash costs for the Molybdenum mines are expected to average approximately $7.50 per pound of molybdenum for the year 2015.
FCX continues to monitor market conditions and may adjust its molybdenum operating plans as market conditions warrant. For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV, which is available on FCX's website, "fcx.com."

Mining Exploration Activities.     FCX's mining exploration activities are generally near its existing mines with a focus on opportunities to expand reserves and resources to support development of additional future production capacity in the large minerals districts where it currently operates. Exploration results continue to indicate opportunities for significant future potential reserve additions in North and South America, and in the Tenke minerals district. The drilling data in North America also indicates the potential for significantly expanded sulfide production. Drilling results and exploration modeling in North America have identified large-scale potential sulfide resources in the Morenci and Safford/Lone Star districts, providing a long-term pipeline for future growth in reserves and production capacity in an established minerals district. Exploration spending associated with mining operations is expected to approximate $110 million for the year 2015, compared to $96 million in 2014.

OIL AND GAS OPERATIONS
Through its wholly owned oil and gas subsidiary, FCX Oil & Gas Inc. (FM O&G), FCX's portfolio of oil and gas assets includes significant oil production facilities and growth potential in the Deepwater Gulf of Mexico (GOM), established oil production facilities onshore and offshore California, large onshore natural gas resources in the Haynesville shale play in Louisiana, natural gas production from the Madden area in Central Wyoming, and a position in the Inboard Lower Tertiary/Cretaceous natural gas trend onshore in South Louisiana. For the first six months of 2015, 88 percent of FCX's oil and gas revenues, excluding the impact of derivative contracts, were from oil and NGLs.
On June 23, 2015, Freeport-McMoRan Oil & Gas Inc. filed a registration statement on Form S-1 with the U.S Securities and Exchange Commission (SEC) related to its potential IPO of Class A common stock representing a minority interest in the entity. Freeport-McMoRan Oil & Gas Inc. intends to apply to list the common stock on the NYSE under the ticker “FMOG.” The registration statement has not yet become effective, and securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
FM O&G follows the full cost method of accounting whereby all costs associated with oil and gas property acquisition, exploration and development activities are capitalized and amortized to expense under the unit-of-production method on a country-by-country basis using estimates of proved oil and natural gas reserves relating to each country where such activities are conducted. The costs of unproved oil and gas properties are excluded from amortization until the properties are evaluated.
Under the full cost accounting rules, a "ceiling test" is conducted each quarter to review the carrying value of the oil and gas properties for impairment. The SEC requires the twelve-month average of the first-day-of-the-month historical reference oil price be used in determining the ceiling amount. Using West Texas Intermediate (WTI) as the reference oil price, the average price was $71.68 per barrel at June 30, 2015, compared with $82.72 per barrel at March 31, 2015. At June 30, 2015, net capitalized costs with respect to FM O&G's proved U.S. oil and gas properties exceeded the ceiling amount specified by the SEC's full cost accounting rules, which resulted in the recognition of an impairment charge totaling $2.7 billion ($1.7 billion to net loss attributable to common stock) for second-quarter 2015.
Because the ceiling test limitation uses a twelve-month historical average price, if WTI oil prices remain below the June 30, 2015, twelve-month average of $71.68 per barrel, the ceiling limitation will decrease, resulting in potentially significant additional ceiling test impairments of FCX's oil and gas properties. The WTI spot oil price was $49.19 per barrel at July 22, 2015.
In addition to a decline in trailing average oil and gas prices, other factors that could result in impairment of FCX's oil and gas properties in future periods include costs transferred from unevaluated properties to the full cost pool without corresponding proved oil and natural gas reserve additions, negative reserve revisions and increased future development or production costs. As FM O&G completes activities to assess its $9.3 billion in unevaluated properties, related costs currently recorded as unevaluated properties not subject to amortization will be transferred

Freeport-McMoRan	11

to the full cost pool. If these activities do not result in additions to discounted future net cash flows from proved oil and natural gas reserves at least equal to the related costs transferred (net of related tax effects), additional ceiling test impairments may occur.
Financial and Operating Data. Following is summary financial and operating data for the U.S. oil and gas operations for the second quarters and first six months of 2015 and 2014:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014[a]	2015	2014[a]
Financial Summary (in millions)
Realized revenues[b]	$656	$1,243	$1,203	$2,488
Less: cash production costs[b]	249	314	503	612
Cash operating margin	$407	$929	$700	$1,876
Capital expenditures	$777	$903	$1,795	$1,484
Sales Volumes
Oil (MMBbls)	8.6	11.7	17.0	23.5
Natural gas (Bcf)	23.5	20.3	45.3	39.8
NGLs (MMBbls)	0.6	1.0	1.1	2.1
MMBOE	13.1	16.0	25.6	32.2
Average Realized Prices[b]
Oil (per barrel)	$67.61	$95.50	$62.13	$94.63
Natural gas (per million British thermal units, or MMBtu)	$2.66	$4.44	$2.75	$4.55
NGLs (per barrel)	$20.50	$38.79	$21.71	$42.35
Cash Operating Margin per BOE[b]
Realized revenues	$50.04	$77.53	$46.95	$77.37
Less: cash production costs	19.04	19.57	19.62	19.03
Cash operating margin	$31.00	$57.96	$27.33	$58.34

a.
The 2014 periods include results from the Eagle Ford field through June 19, 2014. Eagle Ford had sales volumes totaling 4.0 MMBOE for second-quarter 2014 and 8.7 MMBOE for the first six months of 2014; excluding Eagle Ford, oil and gas cash production costs were $21.66 per BOE for second-quarter 2014 and $21.29 per BOE for the first six months of 2014.

b.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude noncash mark-to-market adjustments on derivative contracts. For reconciliations of realized revenues (including average realized prices for oil, natural gas and NGLs) and cash production costs to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XIV, which is available on FCX's website, “fcx.com.”

In second-quarter 2015, FM O&G's average realized price for crude oil was $67.61 per barrel, including $11.79 per barrel of realized cash gains on derivative contracts. Excluding the impact of derivative contracts, the second-quarter 2015 average realized price for crude oil was $55.82 per barrel (88 percent of the average Brent crude oil price of $63.57 per barrel).
FM O&G has derivative contracts that provide price protection averaging between approximately $70 and $90 per barrel of Brent crude oil for more than 80 percent of estimated 2015 oil production. Assuming an average price of $56 per barrel for Brent crude oil, FCX would receive a benefit of $20 per barrel on remaining 2015 derivative contract volumes of 15.46 million barrels, before taking into account weighted-average premiums of $6.89 per barrel.
In second-quarter 2015, FM O&G's average realized price for natural gas was $2.66 per MMBtu, compared to the New York Mercantile Exchange natural gas price average of $2.65 per MMBtu for the April through June 2015 contracts.
Realized revenues for oil and gas operations of $50.04 per BOE in second-quarter 2015 were lower than realized revenues of $77.53 per BOE in second-quarter 2014, primarily reflecting lower oil prices, partially offset by the impact of higher cash gains on derivative contracts (cash gains were $101 million or $7.73 per BOE in second-quarter 2015, compared with losses of $63 million or $3.94 per BOE in second-quarter 2014).

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Cash production costs for oil and gas operations of $19.04 per BOE in second-quarter 2015 were lower than cash production costs of $19.57 per BOE in second-quarter 2014, primarily reflecting lower cash production costs in California related to reductions in repair and maintenance costs and well workover expense.
Following is a summary of average oil and gas sales volumes per day by region for the second quarters and first six months of 2015 and 2014:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Sales Volumes (MBOE per day)	2015	2014	2015	2014
GOM[a]	80	75	77	73
California	38	39	39	39
Haynesville/Madden/Other	26	18	26	18
Eagle Ford[b]	—	44	—	48
Total oil and gas operations	144	176	142	178

a.	Includes sales from properties on the GOM Shelf and in the Deepwater GOM.

b.	FM O&G completed the sale of Eagle Ford in June 2014.
Daily sales volumes averaged 144 MBOE for second-quarter 2015, including 95 thousand barrels (MBbls) of crude oil, 259 million cubic feet (MMcf) of natural gas and 5 MBbls of NGLs. Oil and gas sales volumes are expected to average 143 MBOE per day for the year 2015, comprised of 67 percent oil, 29 percent natural gas and 4 percent NGLs.
Based on current sales volume and cost estimates, cash production costs are expected to approximate $19 per BOE for the year 2015.

Oil and Gas Exploration, Operating and Development Activities. FCX's oil and gas business has significant proved, probable and possible reserves, a broad range of development opportunities and high-potential exploration prospects. The business is managed to reinvest its cash flows in projects with attractive rates of return and risk profiles. Following the sharp decline in oil prices in late 2014, FCX has taken steps to significantly reduce capital spending plans and is evaluating funding opportunities for capital expenditures for its oil and gas business, including the potential IPO for a minority interest in Freeport-McMoRan Oil & Gas Inc.
FM O&G is focused on growing its strategic position in the Deepwater GOM with significant current oil production, strong cash margins and existing infrastructure and facilities with excess production and handling capacity. These assets, combined with FM O&G’s large leasehold interests in an established geologic basin, provide financially attractive investment opportunities for high-impact growth in oil production and cash margins. FM O&G’s capital allocation strategy is principally focused on development opportunities that can be tied back to existing facilities.
During second-quarter 2015, FM O&G achieved several important accomplishments, principally in its Deepwater GOM focus areas, that are expected to contribute to future growth. Production reached full capacity at the Lucius facility and development advanced at the Heidelberg field. Positive drilling results were achieved at the Holstein Deep, Quebec/Victory (QV), Kilo/Oscar (KO) and Horn Mountain Updip tieback prospects. Since commencing development activities in 2014 at its three 100-percent-owned production platforms in the Deepwater GOM, FM O&G has drilled 10 wells with positive results. Three of these wells have been brought on production, and FM O&G plans to complete and place in production four wells over the next 12 months and the remaining three wells in 2017. Longer term, FM O&G's production is expected to benefit from the success in the Atwater Valley focus area, where multiple discoveries have been drilled to date. During second-quarter 2015, FM O&G commenced drilling at the Deep Sleep exploration well in the Atwater Valley focus area and the MZ-1 exploration well offshore Morocco.
U.S. Oil and Gas Capital Expenditures. Capital expenditures for U.S. oil and gas operations totaled $0.8 billion (including $0.6 billion incurred for the Deepwater GOM and $0.1 billion for the Inboard Lower Tertiary/Cretaceous natural gas trend) for second-quarter 2015 and $1.8 billion (including $1.2 billion incurred for Deepwater GOM and $0.2 billion for the Inboard Lower Tertiary/Cretaceous natural gas trend) for the first six months of 2015.

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Capital expenditures for oil and gas operations are estimated to total $2.8 billion for the year 2015, with approximately 85 percent of the 2015 capital budget expected to be directed to the highest potential return focus areas in the GOM.
Deepwater GOM. The drilling and evaluation of multiple development and exploration opportunities in the Deepwater GOM is in progress. These prospects benefit from tieback opportunities to significant available production capacity at the FM O&G operated large-scale Holstein, Marlin and Horn Mountain deepwater production platforms. In addition, FM O&G has interests in the Lucius and Heidelberg oil fields, and in the Atwater Valley focus area.
After successfully commencing first production in January 2015, the Lucius oil facility in Keathley Canyon reached capacity of 80 MBbls of oil per day in second-quarter 2015. FM O&G has a 25.1 percent working interest in Lucius, which consists of six subsea wells located in 7,200 feet of water tied back to a truss spar hull.
Field development continued at Heidelberg in the Green Canyon focus area during second-quarter 2015. Fabrication of the main topsides module is complete, the hull is on location, and mooring lines are completed. The Heidelberg truss spar was designed as a Lucius-look-alike facility with capacity of 80 MBbls of oil per day. Development drilling in the field is ongoing and first production is anticipated in mid-2016. FM O&G has a 12.5 percent working interest in Heidelberg, which is a large, high-quality oil development project located in 5,300 feet of water.
In July 2015, FM O&G logged its third successful subsalt Miocene delineation well at the 100-percent-owned Holstein Deep development project in the Green Canyon focus area since commencing drilling in the area in third-quarter 2014. The third delineation well, which is the most updip in the reservoir, was drilled to 29,440 feet and wireline logs indicated that the well encountered approximately 200 feet of net oil pay. Drilling results from this initial three-well development program successfully established sand continuity across the primary reservoir.
Completion activities for the initial three-well subsea tieback development program are expected to commence in third-quarter 2015 and production is expected to begin in 2016. Successful results from the initial three-well drilling program established opportunities for additional wells. When fully developed, this project will have the potential to produce up to 75 MBOE per day. The Holstein Deep development is located in Green Canyon Block 643, west of the Holstein platform in 3,890 feet of water with production facilities capable of processing 113 MBbls of oil per day.
FM O&G’s 100-percent-owned Marlin Hub is located in the Mississippi Canyon focus area and has production facilities capable of processing 60 MBbls of oil per day. Several tieback opportunities have been identified, including the 100-percent-owned Dorado and King development projects. Future wells can be brought on-line using existing infrastructure with the potential to utilize subsea enhancement technologies that could increase total recovery efficiencies. In second-quarter 2015, FM O&G completed maintenance activities, including the installation of new export flow line flex joints, which will extend the life of the Marlin platform.
The initial FM O&G drilled Dorado well was placed in production in March 2015 after a successful production test in excess of 8 MBOE per day and continues to produce at strong rates. Drilling operations for the second and third wells, which are targeting similar undrained fault blocks and updip resource potential south of the Marlin facility, are expected to begin in 2016. The Dorado development is located on Viosca Knoll Block 915 in 3,860 feet of water.
Initial production from the first development well at King is expected to commence in fourth-quarter 2015, and additional drilling is planned in the area starting in the second-half of 2015. King is located in Mississippi Canyon south of the Marlin facility in 5,200 feet of water.
FM O&G’s 100-percent-owned Horn Mountain field is also located in the Mississippi Canyon focus area and has production facilities capable of processing 75 MBbls of oil per day. To enhance recovery of remaining oil in place, future development plans will target subsea tieback from multiple stacked sands in the area. In second-quarter 2015, the QV well, the first location of this program, was drilled to 14,780 feet and successfully encountered 355 feet of oil and gas pay as indicated by wireline logs. FM O&G plans to complete this well and place it in production in 2017. In June 2015, drilling operations commenced at the KO and Horn Mountain Updip wells. In July 2015, interim results from KO indicated the well encountered 62 feet of oil pay and drilling continues to evaluate additional objectives. At Horn Mountain Updip, the well was drilled to a total depth of 14,780 feet in July

Freeport-McMoRan	14

2015 and successfully logged 83 feet of oil pay. These infill wells are targeting undrained fault blocks and updip resource potential east and west of the Horn Mountain facility, which is located in approximately 5,400 feet of water.
FM O&G has an 18.67 percent working interest in the Vito oil discovery and a significant lease position in the Atwater Valley focus area. Vito is a large, deep subsalt Miocene oil discovery made in 2009, located in approximately 4,000 feet of water. Exploration and delineation drilling in recent years confirmed a significant resource in high-quality, subsalt Miocene sands. Development options are under evaluation, and FM O&G expects the operator to propose a sanctioning development plan in 2016.
As previously reported, success at the Power Nap exploration well and appraisal sidetracks, which are located in close proximity to Vito, produced positive results, and development options are being assessed. The neighboring Deep Sleep exploration well in the greater Mars/Ursa basin commenced drilling in June 2015. Deep Sleep is located in 4,200 feet of water approximately five miles south of Power Nap. FM O&G owns a 50 percent working interest in the Power Nap and Deep Sleep prospects.
Inboard Lower Tertiary/Cretaceous. FM O&G has a position in the Inboard Lower Tertiary/Cretaceous natural gas trend, located onshore in South Louisiana.
In second-quarter 2015, the Highlander well, which has been restricted because of limited processing facilities, averaged a gross rate of 22 MMcf per day (approximately 11 MMcf per day net to FM O&G). As previously reported, production testing in February 2015 indicated a flow rate of 75 MMcf per day (approximately 37 MMcf per day net to FM O&G). FM O&G is developing additional processing facilities to accommodate the higher flow rates with installation expected by year-end 2015. In July 2015, the Highlander well was shut in for remedial workover operations to address a mechanical issue encountered in the wellbore. A second well location has been identified, and future plans are being considered. FM O&G is the operator and has a 72 percent working interest and an approximate 49 percent net revenue interest in Highlander. FM O&G has identified multiple additional locations on the Highlander structure, which is located onshore in South Louisiana where FM O&G controls rights to more than 50,000 gross acres.
California. Sales volumes from California averaged 38 MBOE per day for second-quarter 2015, compared with 39 MBOE per day for second-quarter 2014. FM O&G’s position in California is located onshore in the San Joaquin Valley and Los Angeles Basin, and offshore in the Point Arguello and Point Pedernales fields. During second-quarter 2015, production from Point Arguello platforms, which produced approximately 2 MBOE per day in first-quarter 2015, was temporarily shut in following the shutdown of a third-party operated pipeline system that transports oil to various California refineries.
Haynesville. FM O&G has rights to a substantial natural gas resource, located in the Haynesville shale play in North Louisiana. Drilling activities remain constrained in response to low natural gas prices in order to maximize near-term cash flows and to preserve the resource for potentially higher future natural gas prices.
International Exploration (Morocco). In May 2015, FM O&G commenced drilling the MZ-1 well associated with the Ouanoukrim prospect in the Mazagan permit area offshore Morocco under a farm-in arrangement to earn interests in exploration blocks. The well is currently drilling below 15,260 feet towards a proposed total depth of approximately 18,500 feet. The exploration area covers 2.2 million gross acres in water depths of 4,500 to 9,900 feet. Capital expenditures for international oil and gas exploration activities in Morocco totaled $29 million for second-quarter 2015 and $44 million for the first six months of 2015.
CASH FLOWS, CASH and DEBT
Operating Cash Flows. FCX generated operating cash flows of $1.1 billion (net of $104 million in working capital uses and changes in other tax payments) for second-quarter 2015 and $1.8 billion (net of $190 million in working capital uses and changes in other tax payments) for the first six months of 2015.
Based on current sales volume and cost estimates and assuming average prices of $2.50 per pound of copper, $1,150 per ounce of gold, $6 per pound of molybdenum and $56 per barrel of Brent crude oil for the second half of 2015, FCX's consolidated operating cash flows are estimated to approximate $3.6 billion for the year 2015. The impact of price changes for the second half of 2015 on operating cash flows would approximate $190 million for each $0.10 per pound change in the average price of copper, $25 million for each $50 per ounce change in the average price of gold, $60 million for each $2 per pound change in the average price of molybdenum and $55 million for each $5 per barrel change in the average Brent crude oil price.

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Capital Expenditures. Capital expenditures totaled $1.7 billion for second-quarter 2015 (including $0.6 billion for major projects at mining operations and $0.8 billion for oil and gas operations) and $3.5 billion for the first six months of 2015 (including $1.2 billion for major projects at mining operations and $1.8 billion for oil and gas operations).
Capital expenditures are currently expected to approximate $6.3 billion for the year 2015, including $2.5 billion for major projects at mining operations (primarily for the Cerro Verde expansion and underground development activities at Grasberg) and $2.8 billion for oil and gas operations. FCX has made substantial progress toward the completion of its major mining development projects, which are expected to result in increased near-term production, lower unit costs, declining capital expenditures and growth in free cash flow over the next several quarters. In addition, positive oil and gas drilling and development activities are expected to result in a growing oil production profile. FCX remains focused on maintaining a strong balance sheet and on continuing to manage costs, capital spending plans and other actions as required to maintain financial strength. FCX has a broad set of natural resource assets that provide many alternatives for future actions to enhance its financial flexibility.
Cash. Following is a summary of cash available to the parent company, net of noncontrolling interests' share, taxes and other costs at June 30, 2015 (in millions):

Cash at domestic companies	$29
Cash at international operations	437
Total consolidated cash and cash equivalents	466
Less: noncontrolling interests' share	(119)
Cash, net of noncontrolling interests' share	347
Less: withholding taxes and other	(19)
Net cash available	$328

Debt. FCX remains committed to a strong balance sheet and will take prudent actions in response to market conditions. FCX has taken steps to sell assets, defer capital spending and reduce dividends on its common stock. FCX will continue to evaluate its portfolio for potential future actions. Following is a summary of total debt and related weighted-average interest rates at June 30, 2015 (in billions, except percentages):

			Weighted-
			Average
			Interest Rate
FCX Senior Notes	$11.9		3.8%
FCX Term Loan	3.0		1.9%
FM O&G Senior Notes	2.6		6.6%
Cerro Verde Credit Facility	1.3	[a]	2.1%
Other FCX debt	2.1	[b]	2.7%
	$20.9		3.6%

a.
Cerro Verde had $1.3 billion of borrowings outstanding and no letters of credit issued under its $1.8 billion credit facility to fund a portion of its expansion project and for its general corporate purposes.

b.
FCX had $985 million of borrowings outstanding and $42 million in letters of credit issued under its $4 billion revolving credit facility. FCX also has uncommitted and short-term lines of credit with certain financial institutions that are unsecured, which have terms and pricing that are generally more favorable than our revolving credit facility. At June 30, 2015, there was $410 million of borrowings drawn under these lines of credit.

FINANCIAL POLICY
FCX has a long-standing tradition of seeking to build shareholder value through investing in projects with attractive rates of return and returning cash to shareholders through common stock dividends and share purchases. FCX paid common stock dividends of $380 million in the first six months of 2015.
On June 24, 2015, FCX's Board of Directors (the Board) declared a regular quarterly dividend of $0.05 per share and a one-time special dividend of $0.1105 per share in accordance with the approved settlement terms of shareholder derivative litigation. Both the regular quarterly dividend and the special dividend will be paid on August

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3, 2015. The declaration of dividends is at the discretion of the Board and will depend upon FCX's financial results, cash requirements, future prospects and other factors deemed relevant by the Board.
FCX intends to continue to maintain a strong financial position, with a focus on reducing debt while continuing to invest in attractive growth projects and providing cash returns to shareholders. The Board will continue to review FCX's financial policy on an ongoing basis and anticipates increasing cash returns to shareholders as market and business conditions warrant.

WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's second-quarter 2015 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing "fcx.com." A replay of the webcast will be available through Friday, August 21, 2015.
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FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world's largest publicly traded copper producer.
FCX's portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America; the Tenke Fungurume minerals district in the DRC; and significant U.S. oil and natural gas assets in the Deepwater GOM, onshore and offshore California and in the Haynesville natural gas shale, and a position in the Inboard Lower Tertiary/Cretaceous natural gas trend onshore in South Louisiana. Additional information about FCX is available on FCX's website at "fcx.com."
Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations relating to ore grades and milling rates, production and sales volumes, unit net cash costs, cash production costs per BOE, operating cash flows, capital expenditures, exploration efforts and results, development and production activities and costs, liquidity, tax rates, the impact of copper, gold, molybdenum, cobalt, crude oil and natural gas price changes, the impact of derivative positions, the impact of deferred intercompany profits on earnings, reserve estimates, future dividend payments, debt reduction and share purchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” "targets," “intends,” “likely,” “will,” “should,” “to be,” ”potential" and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration of dividends is at the discretion of the Board and will depend on FCX's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include supply of and demand for, and prices of, copper, gold, molybdenum, cobalt, crude oil and natural gas, mine sequencing, production rates, industry risks, regulatory changes, political risks, drilling results, potential additional oil and gas property impairment charges, the outcome of ongoing discussions with the Indonesian government regarding an amendment to PT-FI's COW, PT-FI's ability to obtain renewal of its export license after July 25, 2015, the potential effects of violence in Indonesia, the resolution of administrative disputes in the DRC, labor relations, weather- and climate-related risks, environmental risks, litigation results and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission (SEC) as updated by FCX's subsequent filings with the SEC.
Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.
This press release also contains certain financial measures such as unit net cash costs per pound of copper and molybdenum, oil and gas realized revenues, cash production costs and cash operating margin, which are not recognized under U.S. generally accepted accounting principles. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX's consolidated financial statements are in the supplemental schedules of this press release, which are also available on FCX's website, "fcx.com."

Freeport-McMoRan	17

FREEPORT-McMoRan INC.
SELECTED MINING OPERATING DATA

	Three Months Ended June 30,
	Production		Sales
COPPER (millions of recoverable pounds)	2015	2014	2015	2014
(FCX's net interest in %)
North America
Morenci (85%)[a]	219	153	225	164
Bagdad (100%)	51	59	56	64
Safford (100%)	39	34	40	38
Sierrita (100%)	48	51	51	54
Miami (100%)	12	15	12	16
Chino (100%)	76	57	78	60
Tyrone (100%)	23	24	23	25
Other (100%)	1	2	1	2
Total North America	469	395	486	423

South America
Cerro Verde (53.56%)	104	125	97	138
El Abra (51%)	84	93	81	92
Candelaria/Ojos del Salado (80%)[b]	—	82	—	80
Total South America	188	300	178	310

Indonesia
Grasberg (90.64%)[c]	205	122	196	117

Africa
Tenke Fungurume (56%)	115	114	104	118

Consolidated	977	931	964	968
Less noncontrolling interests	160	182	149	188
Net	817	749	815	780

Consolidated sales from mines			964	968
Purchased copper			24	34
Total copper sales, including purchases			988	1,002

Average realized price per pound			$2.71	$3.16

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	7	3	6	4
South America (80%)[b]	—	21	—	20
Indonesia (90.64%)[c]	360	142	346	135
Consolidated	367	166	352	159
Less noncontrolling interests	34	17	33	16
Net	333	149	319	143

Average realized price per ounce			$1,174	$1,296

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	7	8	N/A	N/A
Climax (100%)	6	6	N/A	N/A
North America copper mines (100%)[a]	10	9	N/A	N/A
Cerro Verde (53.56%)	2	2	N/A	N/A
Consolidated	25	25	23	25
Less noncontrolling interests	1	1	1	1
Net	24	24	22	24

Average realized price per pound			$9.51	$13.43

COBALT (millions of contained pounds)
(FCX's net interest in %)
Consolidated - Tenke Fungurume (56%)	9	7	8	7
Less noncontrolling interests	4	3	4	3
Net	5	4	4	4

Average realized price per pound			$9.27	$9.58

a. Amounts are net of Morenci's 15 percent joint venture partner's interest.
b. On November 3, 2014, FCX completed the sale of its 80 percent interests in the Candelaria and Ojos del Salado mines.
c. Amounts are net of Grasberg's joint venture partner's interest, which varies in accordance with the terms of the joint venture agreement.

I

FREEPORT-McMoRan INC.
SELECTED MINING OPERATING DATA (continued)

	Six Months Ended June 30,
	Production		Sales
COPPER (millions of recoverable pounds)	2015	2014	2015	2014
(FCX's net interest in %)
North America
Morenci (85%)[a]	424	301	436	308
Bagdad (100%)	104	117	114	120
Safford (100%)	79	71	81	74
Sierrita (100%)	95	101	100	100
Miami (100%)	23	29	25	31
Chino (100%)	149	110	153	109
Tyrone (100%)	45	47	47	48
Other (100%)	2	4	2	4
Total North America	921	780	958	794

South America
Cerro Verde (53.56%)	211	260	207	261
El Abra (51%)	170	185	171	182
Candelaria/Ojos del Salado (80%)[b]	—	169	—	174
Total South America	381	614	378	617

Indonesia
Grasberg (90.64%)[c]	359	262	351	226

Africa
Tenke Fungurume (56%)	231	223	237	202

Consolidated	1,892	1,879	1,924	1,839
Less noncontrolling interests	317	368	317	355
Net	1,575	1,511	1,607	1,484

Consolidated sales from mines			1,924	1,839
Purchased copper			64	66
Total copper sales, including purchases			1,988	1,905

Average realized price per pound			$2.70	$3.17

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	11	5	9	6
South America (80%)[b]	—	42	—	43
Indonesia (90.64%)[c]	615	350	606	297
Consolidated	626	397	615	346
Less noncontrolling interests	58	41	57	36
Net	568	356	558	310

Average realized price per ounce			$1,183	$1,299

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	14	16	N/A	N/A
Climax (100%)	12	11	N/A	N/A
North America copper mines (100%)[a]	19	17	N/A	N/A
Cerro Verde (53.56%)	4	5	N/A	N/A
Consolidated	49	49	46	52
Less noncontrolling interests	2	3	2	3
Net	47	46	44	49

Average realized price per pound			$9.84	$12.27

COBALT (millions of contained pounds)
(FCX's net interest in %)
Consolidated - Tenke Fungurume (56%)	16	14	16	15
Less noncontrolling interests	7	6	7	7
Net	9	8	9	8

Average realized price per pound			$9.23	$9.29

a. Amounts are net of Morenci's 15 percent joint venture partner's interest.
b. On November 3, 2014, FCX completed the sale of its 80 percent interests in the Candelaria and Ojos del Salado mines.
c. Amounts are net of Grasberg's joint venture partner's interest, which varies in accordance with the terms of the joint venture agreement.

II

FREEPORT-McMoRan INC.
SELECTED MINING OPERATING DATA (continued)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
100% North America Copper Mines
Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	890,000	1,044,500	902,500	1,014,000
Average copper ore grade (percent)	0.26	0.25	0.25	0.25
Copper production (millions of recoverable pounds)	261	234	508	463

Mill Operations
Ore milled (metric tons per day)	316,000	260,100	308,800	257,700
Average ore grades (percent):
Copper	0.47	0.44	0.48	0.43
Molybdenum	0.03	0.03	0.03	0.03
Copper recovery rate (percent)	85.8	82.8	85.6	84.4
Production (millions of recoverable pounds):
Copper	247	188	488	370
Molybdenum	10	9	19	17

100% South America Mining[a]
SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	237,000	281,700	235,300	284,200
Average copper ore grade (percent)	0.41	0.52	0.41	0.51
Copper production (millions of recoverable pounds)	109	125	223	248

Mill Operations
Ore milled (metric tons per day)	116,500	182,200	117,900	185,500
Average ore grades:
Copper (percent)	0.46	0.56	0.45	0.58
Molybdenum (percent)	0.01	0.02	0.02	0.02
Gold (grams per metric ton)	—	0.11	—	0.11
Copper recovery rate (percent)	78.2	88.7	78.9	89.4
Production (recoverable):
Copper (millions of pounds)	79	175	158	366
Molybdenum (millions of pounds)	2	2	4	5
Gold (thousands of ounces)	—	21	—	42

100% Indonesia Mining
Ore milled (metric tons per day)[b]
Grasberg open pit	134,200	50,700	121,200	58,200
DOZ underground mine	42,700	50,500	45,800	50,400
Big Gossan underground mine	—	1,700	—	1,800
Total	176,900	102,900	167,000	110,400
Average ore grades:
Copper (percent)	0.67	0.73	0.63	0.72
Gold (grams per metric ton)	0.86	0.65	0.78	0.72
Recovery rates (percent):
Copper	90.6	89.0	90.6	88.7
Gold	83.5	76.3	83.9	78.1
Production (recoverable):
Copper (millions of pounds)	205	125	359	269
Gold (thousands of ounces)	360	142	615	351

100% Africa Mining
Ore milled (metric tons per day)	15,300	15,200	14,900	14,800
Average ore grades (percent):
Copper	4.02	4.08	4.18	4.07
Cobalt	0.44	0.34	0.40	0.33
Copper recovery rate (percent)	93.9	92.7	93.9	93.7
Production (millions of pounds):
Copper (recoverable)	115	114	231	223
Cobalt (contained)	9	7	16	14

100% Molybdenum Mines
Ore milled (metric tons per day)	35,900	44,800	38,200	42,200
Average molybdenum ore grade (percent)	0.20	0.18	0.19	0.18
Molybdenum production (millions of recoverable pounds)	13	14	26	27

a. On November 3, 2014, FCX completed the sale of its 80 percent interests in the Candelaria and Ojos del Salado mines.
b. Amounts represent the approximate average daily throughput processed at PT-FI's mill facilities from each producing mine.
III

FREEPORT-McMoRan INC.
SELECTED U.S. OIL AND GAS OPERATING DATA

	Three Months Ended June 30,
	Sales Volumes				Sales per Day
	2015		2014		2015		2014
Gulf of Mexico (GOM)[a]
Oil (thousand barrels or MBbls)	5,234		5,262		58		58
Natural gas (million cubic feet or MMcf)	9,279		6,669		102		73
Natural gas liquids (NGLs, in MBbls)	529		489		5		5
Thousand barrels of oil equivalents (MBOE)	7,309		6,862		80		75
Average realized price per BOE[b]	$47.82		$87.49
Cash production costs per BOE[b]	$16.98		$14.80
Capital expenditures (in millions)	$676	[c]	$728	[c]

CALIFORNIA
Oil (MBbls)	3,326		3,436		37		37
Natural gas (MMcf)	562		597		6		7
NGLs (MBbls)	42		42		—	[d]	1
MBOE	3,462		3,578		38		39
Average realized price per BOE[b]	$48.30		$94.37
Cash production costs per BOE[b]	$27.13		$37.70
Capital expenditures (in millions)	$24		$68

HAYNESVILLE/MADDEN/OTHER
Oil (MBbls)	39		26		—	[d]	—	[d]
Natural gas (MMcf)	13,693		9,585		151		105
NGLs (MBbls)	15		5		—	[d]	—	[d]
MBOE	2,336		1,629		26		18
Average realized price per BOE[b]	$16.15		$27.59
Cash production costs per BOE[b]	$13.55		$15.35
Capital expenditures (in millions)	$6		$40

EAGLE FORD[e]
Oil (MBbls)	—		2,950		—		33
Natural gas (MMcf)	—		3,452		—		38
NGLs (MBbls)	—		433		—		5
MBOE	—		3,959		—		44
Average realized price per BOE[b]	$—		$81.52
Cash production costs per BOE[b]	$—		$13.23
Capital expenditures (in millions)	$—		$105

TOTAL U.S. OIL AND GAS OPERATIONS
Oil (MBbls)	8,599		11,674		95		128
Natural gas (MMcf)	23,534		20,303		259		223
NGLs (MBbls)	586		969		5		11
MBOE	13,107		16,028		144		176
Cash operating margin per BOE:[b]
Realized revenues	$50.04		$77.53
Cash production costs	19.04		19.57
Cash operating margin	$31.00		$57.96
Depreciation, depletion and amortization per BOE	$36.99		$38.39
Capital expenditures (in millions)	$777	[f]	$903	[f]

a.	Reflects properties in the Deepwater GOM and on the Shelf, including the Inboard Lower Tertiary/Cretaceous natural gas trend.

b.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude noncash mark-to-market adjustments on derivative contracts which are managed on a consolidated basis; accordingly, the average realized price per BOE by region does not reflect adjustments for derivative contracts. For reconciliations of average realized price and cash production costs per BOE to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XIV, which is available on FCX's website, “fcx.com.”

c.	Includes $58 million in second-quarter 2015 and $174 million in second-quarter 2014 for the Inboard Lower Tertiary/Cretaceous natural gas trend.

d.	Rounds to less than 1 MBbl per day.

e.	FCX completed the sale of its Eagle Ford shale assets on June 20, 2014.

f.
Consolidated capital expenditures for United States (U.S.) oil and gas operations reflect total spending, which include accrual and other adjustments totaling $71 million for second-quarter 2015 and $(38) million for second-quarter 2014 that are not specifically allocated to the above regions.

IV

FREEPORT-McMoRan INC.
SELECTED OIL AND GAS OPERATING DATA (continued)

	Six Months Ended June 30,
	Sales Volumes				Sales per Day
	2015		2014		2015		2014
GOM[a]
Oil (MBbls)	10,197		10,063		56		56
Natural gas (MMcf)	16,634		12,576		92		70
NGLs (MBbls)	1,001		1,004		6		6
MBOE	13,970		13,163		77		73
Average realized price per BOE[b]	$44.40		$87.42
Cash production costs per BOE[b]	$17.17		$14.62
Capital expenditures (in millions)	$1,381	[c]	$1,131	[c]

CALIFORNIA
Oil (MBbls)	6,700		6,855		37		38
Natural gas (MMcf)	1,146		1,145		6		6
NGLs (MBbls)	84		83		—	[d]	—	[d]
MBOE	6,975		7,129		39		39
Average realized price per BOE[b]	$43.49		$93.07
Cash production costs per BOE[b]	$29.43		$37.12
Capital expenditures (in millions)	$53		$121

HAYNESVILLE/MADDEN/OTHER
Oil (MBbls)	74		54		1		—	[d]
Natural gas (MMcf)	27,521		18,651		152		103
NGLs (MBbls)	25		11		—	[d]	—	[d]
MBOE	4,686		3,174		26		18
Average realized price per BOE[b]	$16.66		$28.93
Cash production costs per BOE[b]	$12.42		$13.40
Capital expenditures (in millions)	$27		$67

EAGLE FORD[e]
Oil (MBbls)	—		6,481		—		36
Natural gas (MMcf)	—		7,410		—		41
NGLs (MBbls)	—		978		—		5
MBOE	—		8,694		—		48
Average realized price per BOE[b]	$—		$81.66
Cash production costs per BOE[b]	$—		$12.97
Capital expenditures (in millions)	$—		$232

TOTAL U.S. OIL AND GAS OPERATIONS
Oil (MBbls)	16,971		23,453		94		130
Natural gas (MMcf)	45,301		39,782		250		220
NGLs (MBbls)	1,110		2,076		6		11
MBOE	25,631		32,160		142		178
Cash operating margin per BOE:[b]
Realized revenue	$46.95		$77.37
Cash production costs	19.62		19.03
Cash operating margin	$27.33		$58.34
Depreciation, depletion and amortization per BOE	$39.59		$38.30
Capital expenditures (in millions)	$1,795	[f]	$1,484	[f]

a.	Reflects properties in the Deepwater GOM and on the Shelf, including the Inboard Lower Tertiary/Cretaceous natural gas trend.

b.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude noncash mark-to-market adjustments on derivative contracts which are managed on a consolidated basis; accordingly, the average realized price per BOE by region does not reflect adjustments for derivative contracts. For reconciliations of average realized price and cash production costs per BOE to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XIV, which is available on FCX's website, “fcx.com.”

c.	Includes $142 million for the first six months of 2015 and $300 million for the first six months of 2014 for the Inboard Lower Tertiary/Cretaceous natural gas trend.

d.	Rounds to less than 1 MBbl per day.

e.	FCX completed the sale of its Eagle Ford shale assets on June 20, 2014.

f.
Consolidated capital expenditures for U.S. oil and gas operations reflect total spending, which include accrual and other adjustments totaling $334 million for the first six months of 2015 and $(67) million for the first six months of 2014 that are not specifically allocated to the above regions.

V

FREEPORT-McMoRan INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2015		2014		2015		2014
	(In millions, except per share amounts)
Revenues	$4,248	[a,b]	$5,522	[a,b]	$8,401	[a,b]	$10,507	[a,b]
Cost of sales:
Production and delivery	2,848	[c,d]	3,082	[e]	5,760	[c,d]	5,819	[e]
Depreciation, depletion and amortization	890		1,013		1,829		1,979
Impairment of oil and gas properties	2,686		—		5,790		—
Total cost of sales	6,424		4,095		13,379		7,798
Selling, general and administrative expenses	151		164		305		299
Mining exploration and research expenses	36		34		69		64
Environmental obligations and shutdown costs	11		76		24		82
Net gain on sale of assets	—		—		(39)		—
Total costs and expenses	6,622		4,369		13,738		8,243
Operating (loss) income	(2,374)		1,153		(5,337)		2,264
Interest expense, net	(149)	[f]	(164)	[f]	(295)	[f]	(325)	[f]
Insurance and other third-party recoveries	92		—		92		—
Net gain on early extinguishment of debt	—		5		—		5
Other (expense) income, net	(55)		(8)		(48)		25
(Loss) income before income taxes and equity in affiliated companies' net earnings	(2,486)		986		(5,588)		1,969
Benefit from (provision for) income taxes	687	[g]	(328)	[g]	1,382	[g]	(685)	[g]
Equity in affiliated companies' net earnings	—		2		1		2
Net (loss) income	(1,799)		660		(4,205)		1,286
Net income attributable to noncontrolling interests	(42)		(168)		(100)		(274)
Preferred dividends attributable to redeemable noncontrolling interest	(10)		(10)		(20)		(20)
Net (loss) income attributable to common stockholders	$(1,851)	[h]	$482	[h]	$(4,325)	[h]	$992	[h]

Net (loss) income per share attributable to common stockholders:
Basic	$(1.78)		$0.46		$(4.16)		$0.95
Diluted	$(1.78)		$0.46		$(4.16)		$0.95

Weighted-average common shares outstanding:
Basic	1,040		1,039		1,040		1,039
Diluted	1,040		1,045		1,040		1,045

Dividends declared per share of common stock	$0.1605		$0.3125		$0.2105		$0.6250

a.
Includes (unfavorable) favorable adjustments to provisionally priced concentrate and cathode copper sales recognized in prior periods totaling $(20) million ($(10) million to net loss attributable to common stock) for second-quarter 2015, $35 million ($16 million to net income attributable to common stock) for second-quarter 2014, $(106) million ($(50) million to net loss attributable to common stock) for the first six months of 2015 and $(118) million ($(65) million to net income attributable to common stock) for the first six months of 2014. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page X.

b.
Includes net noncash mark-to-market (losses) gains associated with crude oil and natural gas derivative contracts totaling $(95) million ($(59) million to net loss attributable to common stock) for second-quarter 2015, $(7) million ($(4) million to net income attributable to common stock) for second-quarter 2014, $(143) million ($(89) million to net loss attributable to common stock) for the first six months of 2015 and $8 million ($5 million to net income attributable to common stock) for the first six months of 2014. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page X.

c.
Includes charges totaling $59 million ($38 million to net loss attributable to common stock) for second-quarter 2015 and $63 million ($41 million to net loss attributable to common stock) for the first six months of 2015 for lower of cost or market (LCM) adjustments primarily attributable to molybdenum inventories.

d.
Includes net charges of $22 million ($14 million to net loss attributable to common stock) for second-quarter 2015 and $39 million ($24 million to net loss attributable to common stock) for the first six months of 2015 for idle/terminated rig costs and inventory write-downs at oil and gas operations.

e.
Includes $56 million ($30 million to net income attributable to common stock) for second-quarter 2014 and $109 million ($58 million to net income attributable to common stock) for the first six months of 2014 for fixed costs charged directly to cost of sales as a result of the impact of export restrictions on PT Freeport Indonesia's (PT-FI) operating rates.

f.
Consolidated interest expense, excluding capitalized interest, totaled $215 million in second-quarter 2015, $225 million in second-quarter 2014, $425 million for the first six months of 2015 and $449 million for the first six months of 2014.

g.
As a result of the impairment to oil and gas properties, FCX recorded tax charges of $305 million for second-quarter 2015 and $763 million for the first six months of 2015 to establish a valuation allowance primarily against U.S. federal alternative minimum tax credits. The second-quarter and first six months of 2014 include a charge of $58 million related to deferred taxes recorded in connection with the allocation of goodwill to the sale of Eagle Ford. For a summary of the benefit from (provision for) income taxes, refer to the supplementary schedule, "Income Taxes," on page IX.

h.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net additions to net income attributable to common stock of $13 million in second-quarter 2015, $41 million in second-quarter 2014, $37 million for the first six months of 2015 and $56 million for the first six months of 2014. For further discussion, refer to the supplemental schedule, "Deferred Profits," on page XI.

VI

FREEPORT-McMoRan INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,	December 31,
	2015	2014
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$466	$464
Trade accounts receivable	949	953
Other accounts receivables	1,323	1,610
Inventories:
Materials and supplies, net	2,014	1,886
Mill and leach stockpiles	1,933	1,914
Product	1,484	1,561
Other current assets	528	657
Total current assets	8,697	9,045
Property, plant, equipment and mining development costs, net	27,095	26,220
Oil and gas properties, net - full cost method:
Subject to amortization, less accumulated amortization	4,649	9,187
Not subject to amortization	9,312	10,087
Long-term mill and leach stockpiles	2,277	2,179
Other assets	1,978	1,956
Total assets	$54,008	$58,674

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,376	$3,653
Current portion of debt	791	478
Current portion of environmental and asset retirement obligations	330	296
Dividends payable	175	335
Accrued income taxes	67	410
Total current liabilities	4,739	5,172
Long-term debt, less current portion	20,111	18,371
Deferred income taxes	4,870	6,398
Environmental and asset retirement obligations, less current portion	3,716	3,647
Other liabilities	1,760	1,861
Total liabilities	35,196	35,449

Redeemable noncontrolling interest	757	751

Equity:
Stockholders' equity:
Common stock	117	117
Capital in excess of par value	22,330	22,281
(Accumulated deficit) retained earnings	(4,417)	128
Accumulated other comprehensive loss	(523)	(544)
Common stock held in treasury	(3,702)	(3,695)
Total stockholders' equity	13,805	18,287
Noncontrolling interests	4,250	4,187
Total equity	18,055	22,474
Total liabilities and equity	$54,008	$58,674

VII

FREEPORT-McMoRan INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
	2015	2014
	(In millions)
Cash flow from operating activities:
Net (loss) income	$(4,205)	$1,286
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,829	1,979
Impairment of oil and gas properties	5,790	—
LCM inventory adjustments	63	—
Net gain on sale of assets	(39)	—
Net (gains) losses on crude oil and natural gas derivative contracts	(58)	120
Net charges for environmental and asset retirement obligations, including accretion	109	97
Payments for environmental and asset retirement obligations	(81)	(96)
Net gain on early extinguishment of debt	—	(5)
Deferred income taxes	(1,432)	37
Increase in long-term mill and leach stockpiles	(104)	(131)
Other, net	104	77
Changes in working capital and other tax payments, excluding amounts from acquisitions and dispositions:
Accounts receivable	493	(243)
Inventories	8	(230)
Other current assets	(1)	35
Accounts payable and accrued liabilities	(205)	(186)
Accrued income taxes and changes in other tax payments	(485)	(153)
Net cash provided by operating activities	1,786	2,587

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(214)	(627)
South America	(902)	(839)
Indonesia	(438)	(479)
Africa	(97)	(60)
Molybdenum mines	(7)	(33)
U.S. oil and gas operations	(1,795)	(1,484)
Other	(75)	(40)
Acquisition of Deepwater Gulf of Mexico interests	—	(925)
Net proceeds from sale of Eagle Ford shale assets	—	3,009
Other, net	136	(363)
Net cash used in investing activities	(3,392)	(1,841)

Cash flow from financing activities:
Proceeds from debt	4,422	1,248
Repayments of debt	(2,360)	(1,611)
Cash dividends and distributions paid:
Common stock	(380)	(653)
Noncontrolling interests	(60)	(250)
Stock-based awards net (payments) proceeds, including excess tax benefit	(7)	3
Debt financing costs and other, net	(7)	(10)
Net cash provided by (used in) financing activities	1,608	(1,273)

Net increase (decrease) in cash and cash equivalents	2	(527)
Cash and cash equivalents at beginning of year	464	1,985
Cash and cash equivalents at end of period	$466	$1,458

VIII

FREEPORT-McMoRan INC.
INCOME TAXES

Following are summaries of the approximate amounts in the calculation of FCX's consolidated income tax benefit (provision) for the second quarters and the first six months of 2015 and 2014 (in millions, except percentages):

	Three Months Ended June 30,
	2015						2014
					Income Tax				Income Tax
	Income		Effective		Benefit		Income	Effective	(Provision)
	(Loss)[a]		Tax Rate		(Provision)		(Loss)[a]	Tax Rate	Benefit
U.S.	$(167)	[b]	97%		$162		$463	33%	$(155)	[c]
South America	21		29%		(6)		403	35%	(140)
Indonesia	228		42%		(95)		(83)	40%	33
Africa	59		46%		(27)		107	31%	(33)
Impairment of oil and gas properties	(2,686)		38%		1,016		—	N/A	—
Valuation allowance	—		N/A		(305)	[d]	—	N/A	—
Eliminations and other	59		N/A		(1)		96	N/A	(26)
Annualized rate adjustment[e]	—		N/A		(57)		—	N/A	(7)
Consolidated FCX	$(2,486)		28%		$687		$986	33%	$(328)

	Six Months Ended June 30,
	2015						2014
					Income Tax				Income Tax
	Income		Effective		Benefit		Income	Effective	(Provision)
	(Loss)[a]		Tax Rate		(Provision)		(Loss)[a]	Tax Rate	Benefit
U.S.	$(469)	[b]	61%		$288		$936	31%	$(291)	[c]
South America	81		37%		(30)		747	36%	(267)
Indonesia	289		43%		(124)		(39)	38%	15
Africa	114		46%		(53)		187	30%	(57)
Impairment of oil and gas properties	(5,790)		38%		2,179		—	N/A	—
Valuation allowance	—		N/A		(763)	[d]	—	N/A	—
Eliminations and other	187		N/A		(28)		138	N/A	(37)
Annualized rate adjustment[e]	—		N/A		(87)		—	N/A	(48)
Consolidated FCX	$(5,588)		25%	[f]	$1,382		$1,969	35%	$(685)

a.	Represents (loss) income by geographic location before income taxes and equity in affiliated companies' net earnings.

b.
Includes a gain of $92 million related to net proceeds received from insurance carriers and other third parties related to a shareholder derivative litigation settlement for which there is no related tax provision.

c.	Includes a $58 million charge for deferred taxes recorded in connection with the allocation of goodwill to the sale of Eagle Ford.

d.	As a result of the impairment to oil and gas properties, FCX recorded tax charges to establish a valuation allowance primarily against U.S. federal alternative minimum tax credits.

e.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its estimated annualized tax rate.

f.
FCX's consolidated effective income tax rate is a function of the combined effective tax rates for the jurisdictions in which it operates. Accordingly, variations in the relative proportions of jurisdictional income result in fluctuations to FCX's consolidated effective income tax rate. Assuming achievement of current sales volume and cost estimates and average prices of $2.50 per pound for copper, $1,150 per ounce for gold, $6 per pound for molybdenum and $56 per barrel of Brent crude oil for the second half of 2015 and excluding the impact of special items, FCX estimates no tax provision for 2015.

IX

FREEPORT-McMoRan INC.
DERIVATIVE INSTRUMENTS
Provisional Pricing. During the first six months of 2015, 41 percent of FCX's mined copper was sold in concentrate, 33 percent as cathode and 26 percent as rod from North America operations. Under the long-established structure of sales agreements prevalent in the industry, copper contained in concentrates and cathodes is provisionally priced at the time of shipment. The provisional prices are finalized in a contractually specified future month (generally one to four months from the shipment date) primarily based on quoted monthly average spot copper prices on the London Metal Exchange (LME). Because a significant portion of FCX's copper concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of recorded revenues and the average recorded copper price for the period. LME spot copper prices averaged $2.74 per pound during second-quarter 2015, compared to FCX's average realized price of $2.71 per pound. Following is a summary of the (unfavorable) favorable impacts of net adjustments to prior periods' provisionally priced copper sales for the second quarters and the first six months of 2015 and 2014 (in millions, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues	$(20)	$35	$(106)	$(118)
Net income attributable to common stock	$(10)	$16	$(50)	$(65)
Net income per share of common stock	$(0.01)	$0.01	$(0.05)	$(0.06)
At June 30, 2015, FCX had provisionally priced copper sales at its copper mining operations, primarily South America and Indonesia, totaling 433 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average of $2.61 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the June 30, 2015, provisional price recorded would have an approximate $14 million effect on 2015 net income attributable to common stock. The LME spot copper price was $2.43 per pound on July 22, 2015.
Oil and Gas. In connection with the acquisition of Plains Exploration & Production Company, FCX has derivative contracts for 2015 consisting of crude oil options, and for 2014, had derivative contracts that consisted of crude oil options and natural gas swaps. These crude oil and natural gas derivative contracts are not designated as hedging instruments; accordingly, they are recorded at fair value with the mark-to-market gains and losses recorded in revenues each period. Cash gains (losses) on crude oil and natural gas derivative contracts totaled $101 million for second-quarter 2015, $(63) million for second-quarter 2014, $201 million for the first six months of 2015 and $(128) million for the first six months of 2014. Following is a summary of net noncash mark-to-market (losses) gains on crude oil and natural gas derivative contracts for the second quarters and the first six months of 2015 and 2014 (in millions, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues	$(95)	$(7)	$(143)	$8
Net income attributable to common stock	$(59)	$(4)	$(89)	$5
Net income per share of common stock	$(0.06)	$—	$(0.09)	$—
At June 30, 2015, the fair value of the crude oil derivative contracts totaled a $280 million asset; partly offsetting the fair value is $106 million in deferred premiums and interest to be settled in future periods. Following presents the estimated (decrease) increase in the net asset on FCX's balance sheet of a 10 percent change in Brent crude oil prices on the fair values of outstanding crude oil derivative contracts, compared with forward prices used to determine the June 30, 2015, fair values (in millions):

	10% Increase	10% Decrease
Crude oil options	$(37)	$18

X

FREEPORT-McMoRan INC.
DEFERRED PROFITS
FCX defers recognizing profits on sales from its mines to Atlantic Copper and on 25 percent of PT-FI's sales to PT Smelting (PT-FI's 25 percent-owned Indonesian smelting unit) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net additions to net income attributable to common stock of $13 million in second-quarter 2015, $41 million in second-quarter 2014, $37 million for the first six months of 2015 and $56 million for the first six months of 2014. FCX's net deferred profits on its inventories at Atlantic Copper and PT Smelting to be recognized in future periods' net income attributable to common stock totaled $28 million at June 30, 2015. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings.

BUSINESS SEGMENTS
FCX has organized its operations into six primary divisions – North America copper mines, South America mining, Indonesia mining, Africa mining, Molybdenum mines and U.S. oil & gas operations. Operating segments that meet certain thresholds are reportable segments, which are separately disclosed in the following tables.

Intersegment Sales. Intersegment sales between FCX’s mining operations are based on similar arm's-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums.

Allocations. FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in corporate, other & eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

XI

FREEPORT-McMoRan INC.
BUSINESS SEGMENTS (continued)

(In millions)	Mining Operations
	North America Copper Mines				South America			Indonesia		Africa
														Atlantic	Other					Corporate,
											Molyb-			Copper	Mining			U.S.		Other
		Other			Cerro	Other					denum		Rod &	Smelting	& Elimi-		Total	Oil & Gas		& Elimi-	FCX
	Morenci	Mines		Total	Verde	Mines[a]	Total	Grasberg		Tenke	Mines		Refining	& Refining	nations		Mining	Operations[b]		nations	Total
Three Months Ended June 30, 2015
Revenues:
Unaffiliated customers	$180	$92		$272	$195	$221	$416	$792	[c]	$310	$—		$1,089	$495	$305	[d]	$3,679	$569	[e]	$—	$4,248
Intersegment	427	706		1,133	37	—	37	(2)	[f]	41	102		8	5	(1,324)		—	—		—	—
Production and delivery	386	576	[g]	962	165	150	315	455		190	84	[g]	1,088	468	(997)	[g]	2,565	281		2	2,848
Depreciation, depletion and amortization	55	84		139	40	32	72	78		57	25		3	9	19		402	485		3	890
Impairment of oil and gas properties	—	—		—	—	—	—	—		—	—		—	—	—		—	2,686		—	2,686
Selling, general and administrative expenses	—	2		2	—	1	1	25		3	—		—	4	5		40	49		62	151
Mining exploration and research expenses	—	2		2	—	—	—	—		—	—		—	—	34		36	—		—	36
Environmental obligations and shutdown costs	—	—		—	—	—	—	—		—	—		—	—	11		11	—		—	11
Operating income (loss)	166	134		300	27	38	65	232		101	(7)		6	19	(91)		625	(2,932)		(67)	(2,374)

Interest expense, net	—	1		1	—	—	—	—		—	—		—	2	39		42	41		66	149
Provision for (benefit from) income taxes	—	—		—	(5)	11	6	95		27	—		—	—	—		128	—		(815)	(687)
Total assets at June 30, 2015	3,806	5,582		9,388	8,567	1,935	10,502	8,959		5,125	2,052		286	786	1,336		38,434	15,393		181	54,008
Capital expenditures	79	28		107	444	13	457	213		58	4		—	4	11		854	777		30	1,661

Three Months Ended June 30, 2014
Revenues:
Unaffiliated customers	$52	$55		$107	$421	$524	$945	$523	[c]	$386	$—		$1,234	$623	$468	[d]	$4,286	$1,236	[e]	$—	$5,522
Intersegment	474	888		1,362	23	63	86	—		32	170		8	6	(1,664)		—	—		—	—
Production and delivery	312	558		870	195	335	530	511		198	81		1,233	618	(1,287)		2,754	329		(1)	3,082
Depreciation, depletion and amortization	43	85		128	43	52	95	54		63	24		3	10	17		394	616		3	1,013
Selling, general and administrative expenses	1	—		1	1	1	2	25		3	—		—	5	6		42	59		63	164
Mining exploration and research expenses	—	2		2	—	—	—	—		—	—		—	—	32		34	—		—	34
Environmental obligations and shutdown costs	—	—		—	—	—	—	—		—	—		—	—	76		76	—		—	76
Operating income (loss)	170	298		468	205	199	404	(67)		154	65		6	(4)	(40)		986	232		(65)	1,153

Interest expense, net	—	1		1	—	—	—	—		—	—		—	3	18		22	74		68	164
Provision for (benefit from) income taxes	—	—		—	73	67	140	(33)		33	—		—	—	—		140	—		188	328
Total assets at June 30, 2014	3,675	5,822		9,497	6,876	3,791	10,667	7,972		4,952	2,095		299	882	1,127		37,491	25,293		1,119	63,903
Capital expenditures	289	35		324	391	25	416	243		29	14		1	5	17		1,049	903		(2)	1,950
a. Second-quarter 2014 includes the results of the Candelaria and Ojos del Salado mining operations, which were sold in November 2014.
b. Second-quarter 2014 includes the results from Eagle Ford, which was sold in June 2014.
c. Includes PT-FI's sales to PT Smelting totaling $293 million in second-quarter 2015 and $540 million in second-quarter 2014.
d. Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North and South America copper mines.
e. Includes net mark-to-market gains (losses) associated with crude oil and natural gas derivative contracts totaling $6 million in second-quarter 2015 and $(70) million in second-quarter 2014. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page X.
f. Amounts include net reductions for provisional pricing adjustments to prior period open sales. There were no intersegment sales from Grasberg in second-quarter 2015.
g. Includes LCM inventory adjustments totaling $11 million at other North America copper mines, $3 million at Molybdenum Mines and $45 million at other mining & eliminations.

XII

FREEPORT-McMoRan INC.
BUSINESS SEGMENTS (continued)

(In millions)
	North America Copper Mines				South America				Indonesia		Africa
															Atlantic	Other					Corporate,
												Molyb-			Copper	Mining			U.S.		Other
		Other			Cerro	Other						denum		Rod &	Smelting	& Elimi-		Total	Oil & Gas		& Elimi-	FCX
	Morenci	Mines		Total	Verde	Mines[a]		Total	Grasberg		Tenke	Mines		Refining	& Refining	nations		Mining	Operations[b]		nations	Total
Six Months Ended June 30, 2015
Revenues:
Unaffiliated customers	$286	$207		$493	$443	$452		$895	$1,413	[c]	$692	$—		$2,151	$1,035	$653	[d]	$7,332	$1,069	[e]	$—	$8,401
Intersegment	877	1,370		2,247	51	(7)	[f]	44	(16)	[f]	69	215		15	11	(2,585)		—	—		—	—
Production and delivery	760	1,145	[g]	1,905	363	297		660	894		425	167	[g]	2,151	987	(1,998)	[g]	5,191	564		5	5,760
Depreciation, depletion and amortization	106	166		272	77	70		147	148		130	51		5	19	35		807	1,015		7	1,829
Impairment of oil and gas properties	—	—		—	—	—		—	—		—	—		—	—	—		—	5,790		—	5,790
Selling, general and administrative expenses	1	2		3	1	1		2	50		6	—		—	9	11		81	103		121	305
Mining exploration and research expenses	—	5		5	—	—		—	—		—	—		—	—	64		69	—		—	69
Environmental obligations and shutdown costs	—	—		—	—	—		—	—		—	—		—	—	24		24	—		—	24
Net gain on sales of assets	—	(39)		(39)	—	—		—	—		—	—		—	—	—		(39)	—		—	(39)
Operating income (loss)	296	298		594	53	77		130	305		200	(3)		10	31	(68)		1,199	(6,403)		(133)	(5,337)

Interest expense, net	1	1		2	1	—		1	—		—	—		—	5	79		87	78		130	295
Provision for (benefit from) income taxes	—	—		—	—	30		30	124		53	—		—	—	—		207	—		(1,589)	(1,382)
Capital expenditures	163	51		214	875	27		902	438		97	7		1	8	27		1,694	1,795		39	3,528

Six Months Ended June 30, 2014
Revenues:
Unaffiliated customers	$75	$116		$191	$701	$946		$1,647	$985	[c]	$692	$—		$2,380	$1,211	$904	[d]	$8,010	$2,497	[e]	$—	$10,507
Intersegment	918	1,646		2,564	87	195		282	8		53	296		16	11	(3,230)		—	—		—	—
Production and delivery	595	1,061		1,656	360	646		1,006	894		350	157		2,381	1,206	(2,470)		5,180	640		(1)	5,819
Depreciation, depletion and amortization	77	158		235	79	103		182	102		114	46		5	20	36		740	1,232		7	1,979
Selling, general and administrative expenses	1	1		2	2	2		4	46		6	—		—	9	13		80	116		103	299
Mining exploration and research expenses	—	4		4	—			—	—		—	—		—	—	60		64	—		—	64
Environmental obligations and shutdown costs	—	—		—	—	—		—	—		—	—		—	—	82		82	—		—	82
Operating income (loss)	320	538		858	347	390		737	(49)		275	93		10	(13)	(47)		1,864	509		(109)	2,264

Interest expense, net	1	1		2	—	—		—	—		—	—		—	7	36		45	150		130	325
Provision for (benefit from) income taxes	—	—		—	130	137		267	(15)		57	—		—	—	—		309	—		376	685
Capital expenditures	533	94		627	791	48		839	479		60	33		2	6	27		2,073	1,484		5	3,562
a. The first six months of 2014 include the results of the Candelaria and Ojos del Salado mining operations, which were sold in November 2014.
b. The first six months of 2014 include the results from Eagle Ford, which was sold in June 2014.
c. Includes PT-FI's sales to PT Smelting totaling $643 million for the first six months of 2015 and $913 million for the first six months of 2014.
d. Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North and South America copper mines.
e. Includes net mark-to-market gains (losses) associated with crude oil and natural gas derivative contracts totaling $58 million for the first six months of 2015 and $(120) million for the first six months of 2014. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page X.
f. Amounts include net reductions for provisional pricing adjustments to prior period open sales. There were no intersegment sales from El Abra or Grasberg for the first six months of 2015.
g. Includes LCM inventory adjustments totaling $11 million at other North America copper mines, $3 million at Molybdenum Mines and $49 million at other mining & eliminations.

XIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS

Mining Product Revenues and Unit Net Cash Costs. Unit net cash costs per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. This measure is presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces, (iv) it is the method used to compare mining operations in certain industry publications and (v) it is the method used by FCX's management and Board to monitor mining operations. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.

FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs consist of items such as stock-based compensation costs, start-up costs, LCM inventory adjustments, write-offs of equipment and/or unusual charges. They are removed from site production and delivery costs in the calculation of unit net cash costs. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.

U.S. Oil & Gas Product Revenues and Cash Production Costs per Unit. Realized revenues and cash production costs per unit are measures intended to provide investors with information about the cash operating margin of FCX's oil and gas operations. FCX uses this measure for the same purpose and for monitoring operating performance by its oil and gas operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's measures may not be comparable to similarly titled measures reported by other companies.

FCX shows revenue adjustments from derivative contracts as separate line items. Because these adjustments do not result from oil and gas sales, these gains and losses have been reflected separately from revenues on current period sales. Additionally, accretion charges for asset retirement obligations and other costs are removed from production and delivery costs in the calculation of cash production costs per BOE. The following schedules include calculations of oil and gas product revenues and cash production costs together with a reconciliation to amounts reported in FCX's consolidated financial statements.

XIV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2015
	By-Product		Co-Product Method
(In millions)	Method		Copper		Molybdenum[a]		Other[b]	Total
Revenues, excluding adjustments	$1,341		$1,341		$80		$28	$1,449
Site production and delivery, before net noncash
and other costs shown below	862		804		64		22	890
By-product credits	(80)		—		—		—	—
Treatment charges	60		58		—		2	60
Net cash costs	842		862		64		24	950
Depreciation, depletion and amortization	137		129		5		3	137
Noncash and other costs, net	46	[c]	45		1		—	46
Total costs	1,025		1,036		70		27	1,133
Revenue adjustments, primarily for pricing
on prior period open sales	(13)		(13)		—		—	(13)
Gross profit	$303		$292		$10		$1	$303

Copper sales (millions of recoverable pounds)	485		485
Molybdenum sales (millions of recoverable pounds)[a]					10

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.77		$2.77		$7.80
Site production and delivery, before net noncash
and other costs shown below	1.78		1.66		6.24
By-product credits	(0.16)		—		—
Treatment charges	0.12		0.12		—
Unit net cash costs	1.74		1.78		6.24
Depreciation, depletion and amortization	0.28		0.27		0.53
Noncash and other costs, net	0.10	[c]	0.09		0.06
Total unit costs	2.12		2.14		6.83
Revenue adjustments, primarily for pricing
on prior period open sales	(0.03)		(0.03)		—
Gross profit per pound	$0.62		$0.60		$0.97

Reconciliation to Amounts Reported					Depreciation,
			Production		Depletion and
(In millions)	Revenues		and Delivery		Amortization
Totals presented above	$1,449		$890		$137
Treatment charges	—		60		—
Noncash and other costs, net	—		46	[c]	—
Revenue adjustments, primarily for pricing
on prior period open sales	(13)		—		—
Eliminations and other	(31)		(34)		2
North America copper mines	1,405		962		139
Other mining & eliminations[d]	2,274		1,603		263
Total mining	3,679		2,565		402
U.S. oil & gas operations	569		281		3,171	[e]
Corporate, other & eliminations	—		2		3
As reported in FCX’s consolidated financial statements	$4,248		$2,848		$3,576	[e]

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to our molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Includes charges totaling $11 million ($0.02 per pound) for LCM inventory adjustments.

d.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule "Business Segments," beginning on page XI.

e.	Includes impairment of oil and gas properties of $2.7 billion.

XV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2014
	By-Product	Co-Product Method
(In millions)	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,332	$1,332	$112	$30	$1,474
Site production and delivery, before net noncash
and other costs shown below	786	733	60	19	812
By-product credits	(116)	—	—	—	—
Treatment charges	46	45	—	1	46
Net cash costs	716	778	60	20	858
Depreciation, depletion and amortization	125	117	6	2	125
Noncash and other costs, net	29	29	—	—	29
Total costs	870	924	66	22	1,012
Revenue adjustments, primarily for pricing
on prior period open sales	9	9	—	—	9
Gross profit	$471	$417	$46	$8	$471

Copper sales (millions of recoverable pounds)	421	421
Molybdenum sales (millions of recoverable pounds)[a]			9

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.16	$3.16	$12.49
Site production and delivery, before net noncash
and other costs shown below	1.87	1.74	6.73
By-product credits	(0.28)	—	—
Treatment charges	0.11	0.11	—
Unit net cash costs	1.70	1.85	6.73
Depreciation, depletion and amortization	0.30	0.28	0.64
Noncash and other costs, net	0.07	0.06	0.05
Total unit costs	2.07	2.19	7.42
Revenue adjustments, primarily for pricing
on prior period open sales	0.02	0.02	—
Gross profit per pound	$1.11	$0.99	$5.07

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,474	$812	$125
Treatment charges	—	46	—
Noncash and other costs, net	—	29	—
Revenue adjustments, primarily for pricing
on prior period open sales	9	—	—
Eliminations and other	(14)	(17)	3
North America copper mines	1,469	870	128
Other mining & eliminations[c]	2,817	1,884	266
Total mining	4,286	2,754	394
U.S. oil & gas operations	1,236	329	616
Corporate, other & eliminations	—	(1)	3
As reported in FCX’s consolidated financial statements	$5,522	$3,082	$1,013

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to our molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule "Business Segments," beginning on page XI.

XVI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2015
	By-Product		Co-Product Method
(In millions)	Method		Copper		Molybdenum[a]		Other[b]	Total
Revenues, excluding adjustments	$2,612		$2,612		$162		$54	$2,828
Site production and delivery, before net noncash
and other costs shown below	1,715		1,605		122		41	1,768
By-product credits	(163)		—		—		—	—
Treatment charges	121		118		—		3	121
Net cash costs	1,673		1,723		122		44	1,889
Depreciation, depletion and amortization	270		254		11		5	270
Noncash and other costs, net	77	[c]	76		1		—	77
Total costs	2,020		2,053		134		49	2,236
Revenue adjustments, primarily for pricing
on prior period open sales	(28)		(28)		—		—	(28)
Gross profit	$564		$531		$28		$5	$564

Copper sales (millions of recoverable pounds)	956		956
Molybdenum sales (millions of recoverable pounds)[a]					19

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.73		$2.73		$8.28
Site production and delivery, before net noncash
and other costs shown below	1.79		1.68		6.24
By-product credits	(0.17)		—		—
Treatment charges	0.13		0.12		—
Unit net cash costs	1.75		1.80		6.24
Depreciation, depletion and amortization	0.28		0.27		0.58
Noncash and other costs, net	0.08	[c]	0.08		0.06
Total unit costs	2.11		2.15		6.88
Revenue adjustments, primarily for pricing
on prior period open sales	(0.03)		(0.03)		—
Gross profit per pound	$0.59		$0.55		$1.40

Reconciliation to Amounts Reported					Depreciation,
			Production		Depletion and
(In millions)	Revenues		and Delivery		Amortization
Totals presented above	$2,828		$1,768		$270
Treatment charges	—		121		—
Noncash and other costs, net	—		77	[c]	—
Revenue adjustments, primarily for pricing
on prior period open sales	(28)		—		—
Eliminations and other	(60)		(61)		2
North America copper mines	2,740		1,905		272
Other mining & eliminations[d]	4,592		3,286		535
Total mining	7,332		5,191		807
U.S. oil & gas operations	1,069		564		6,805	[e]
Corporate, other & eliminations	—		5		7
As reported in FCX’s consolidated financial statements	$8,401		$5,760		$7,619	[e]

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to our molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Includes charges totaling $11 million ($0.01 per pound) for LCM inventory adjustments.

d.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule "Business Segments," beginning on page XI.

e.	Includes impairment of oil and gas properties of $5.8 billion.

XVII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2014
	By-Product	Co-Product Method
(In millions)	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$2,535	$2,535	$194	$59	$2,788
Site production and delivery, before net noncash
and other costs shown below	1,481	1,388	110	38	1,536
By-product credits	(198)	—	—	—	—
Treatment charges	93	91	—	2	93
Net cash costs	1,376	1,479	110	40	1,629
Depreciation, depletion and amortization	229	217	10	2	229
Noncash and other costs, net	59	58	—	1	59
Total costs	1,664	1,754	120	43	1,917
Revenue adjustments, primarily for pricing
on prior period open sales	(7)	(7)	—	—	(7)
Gross profit	$864	$774	$74	$16	$864

Copper sales (millions of recoverable pounds)	790	790
Molybdenum sales (millions of recoverable pounds)[a]			17

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.21	$3.21	$11.39
Site production and delivery, before net noncash
and other costs shown below	1.87	1.76	6.45
By-product credits	(0.25)	—	—
Treatment charges	0.12	0.12	—
Unit net cash costs	1.74	1.88	6.45
Depreciation, depletion and amortization	0.29	0.27	0.58
Noncash and other costs, net	0.08	0.07	0.04
Total unit costs	2.11	2.22	7.07
Revenue adjustments, primarily for pricing
on prior period open sales	(0.01)	(0.01)	—
Gross profit per pound	$1.09	$0.98	$4.32

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$2,788	$1,536	$229
Treatment charges	—	93	—
Noncash and other costs, net	—	59	—
Revenue adjustments, primarily for pricing
on prior period open sales	(7)	—	—
Eliminations and other	(26)	(32)	6
North America copper mines	2,755	1,656	235
Other mining & eliminations[c]	5,255	3,524	505
Total mining	8,010	5,180	740
U.S. oil & gas operations	2,497	640	1,232
Corporate, other & eliminations	—	(1)	7
As reported in FCX’s consolidated financial statements	$10,507	$5,819	$1,979

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to our molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule "Business Segments," beginning on page XI.

XVIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2015
	By-Product	Co-Product Method
(In millions)	Method	Copper	Other[a]		Total
Revenues, excluding adjustments	$479	$479	$14		$493
Site production and delivery, before net noncash
and other costs shown below	314	305	15		320
By-product credits	(8)	—	—		—
Treatment charges	30	30	—		30
Royalty on metals	1	1	—		1
Net cash costs	337	336	15		351
Depreciation, depletion and amortization	72	70	2		72
Noncash and other (credits) costs, net	(4)	(5)	1		(4)
Total costs	405	401	18		419
Revenue adjustments, primarily for pricing
on prior period open sales	(8)	(8)	—		(8)
Gross profit (loss)	$66	$70	$(4)		$66

Copper sales (millions of recoverable pounds)	178	178

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.69	$2.69
Site production and delivery, before net noncash
and other costs shown below	1.77	1.72
By-product credits	(0.04)	—
Treatment charges	0.17	0.17
Royalty on metals	—	—
Unit net cash costs	1.90	1.89
Depreciation, depletion and amortization	0.40	0.39
Noncash and other (credits) costs, net	(0.02)	(0.03)
Total unit costs	2.28	2.25
Revenue adjustments, primarily for pricing
on prior period open sales	(0.05)	(0.05)
Gross profit per pound	$0.36	$0.39

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$493	$320	$72
Treatment charges	(30)	—	—
Royalty on metals	(1)	—	—
Noncash and other (credits) costs, net	—	(4)	—
Revenue adjustments, primarily for pricing
on prior period open sales	(8)	—	—
Eliminations and other	(1)	(1)	—
South America mining	453	315	72
Other mining & eliminations[b]	3,226	2,250	330
Total mining	3,679	2,565	402
U.S. oil & gas operations	569	281	3,171	[c]
Corporate, other & eliminations	—	2	3
As reported in FCX’s consolidated financial statements	$4,248	$2,848	$3,576	[c]

a.
Includes silver sales of 373 thousand ounces ($15.15 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page XI.

c.	Includes impairment of oil and gas properties of $2.7 billion.

XIX

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2014
	By-Product		Co-Product Method
(In millions)	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$984		$984	$75	$1,059
Site production and delivery, before net noncash
and other costs shown below	511		474	41	515
By-product credits	(71)		—	—	—
Treatment charges	55		55	—	55
Royalty on metals	3		3	—	3
Net cash costs	498	[b]	532	41	573
Depreciation, depletion and amortization	95		90	5	95
Noncash and other costs, net	23		19	4	23
Total costs	616		641	50	691
Revenue adjustments, primarily for pricing
on prior period open sales	32		32	—	32
Gross profit	$400		$375	$25	$400

Copper sales (millions of recoverable pounds)	310	[b]	310

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.17		$3.17
Site production and delivery, before net noncash
and other costs shown below	1.64		1.52
By-product credits	(0.23)		—
Treatment charges	0.18		0.18
Royalty on metals	0.01		0.01
Unit net cash costs	1.60	[b]	1.71
Depreciation, depletion and amortization	0.30		0.29
Noncash and other costs, net	0.08		0.06
Total unit costs	1.98		2.06
Revenue adjustments, primarily for pricing
on prior period open sales	0.10		0.10
Gross profit per pound	$1.29		$1.21

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In millions)	Revenues		and Delivery	Amortization
Totals presented above	$1,059		$515	$95
Treatment charges	(55)		—	—
Royalty on metals	(3)		—	—
Noncash and other costs, net	—		23	—
Revenue adjustments, primarily for pricing
on prior period open sales	32		—	—
Eliminations and other	(2)		(8)	—
South America mining	1,031		530	95
Other mining & eliminations[c]	3,255		2,224	299
Total mining	4,286		2,754	394
U.S. oil & gas operations	1,236		329	616
Corporate, other & eliminations	—		(1)	3
As reported in FCX’s consolidated financial statements	$5,522		$3,082	$1,013

a.
Includes gold sales of 20 thousand ounces ($1,302 per ounce average realized price) and silver sales of 748 thousand ounces ($18.83 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.	Following is a reconciliation of South America mining's second-quarter 2014 unit net cash costs, excluding the Candelaria and Ojos del Salado mines:

	Net Cash Costs (in millions)	Copper Sales (millions of recoverable pounds)	Unit Net Cash Costs (per pound of copper)
Presented above	$498	310	$1.60
Less: Candelaria and Ojos del Salado	140	80
	$358	230	$1.55
c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page XI.

XX

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2015
	By-Product	Co-Product Method
(In millions)	Method	Copper	Other[a]		Total
Revenues, excluding adjustments	$1,013	$1,013	$35		$1,048
Site production and delivery, before net noncash
and other costs shown below	664	642	33		675
By-product credits	(24)	—	—		—
Treatment charges	64	64	—		64
Royalty on metals	1	1	—		1
Net cash costs	705	707	33		740
Depreciation, depletion and amortization	147	143	4		147
Noncash and other costs, net	—	—	—		—
Total costs	852	850	37		887
Revenue adjustments, primarily for pricing
on prior period open sales	(31)	(31)	—		(31)
Gross profit (loss)	$130	$132	$(2)		$130

Copper sales (millions of recoverable pounds)	378	378

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.68	$2.68
Site production and delivery, before net noncash
and other costs shown below	1.76	1.70
By-product credits	(0.06)	—
Treatment charges	0.17	0.17
Royalty on metals	—	—
Unit net cash costs	1.87	1.87
Depreciation, depletion and amortization	0.39	0.38
Noncash and other costs, net	—	—
Total unit costs	2.26	2.25
Revenue adjustments, primarily for pricing
on prior period open sales	(0.08)	(0.08)
Gross profit per pound	$0.34	$0.35

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,048	$675	$147
Treatment charges	(64)	—	—
Royalty on metals	(1)	—	—
Noncash and other costs, net	—	—	—
Revenue adjustments, primarily for pricing
on prior period open sales	(31)	—	—
Eliminations and other	(13)	(15)	—
South America mining	939	660	147
Other mining & eliminations[b]	6,393	4,531	660
Total mining	7,332	5,191	807
U.S. oil & gas operations	1,069	564	6,805	[c]
Corporate, other & eliminations	—	5	7
As reported in FCX’s consolidated financial statements	$8,401	$5,760	$7,619	[c]

a.
Includes silver sales of 759 thousand ounces ($14.97 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page XI.

c.	Includes impairment of oil and gas properties of $5.8 billion.

XXI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2014
	By-Product		Co-Product Method
(In millions)	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$1,951		$1,951	$159	$2,110
Site production and delivery, before net noncash
and other costs shown below	972		900	81	981
By-product credits	(150)		—	—	—
Treatment charges	108		108	—	108
Royalty on metals	3		3	—	3
Net cash costs	933	[b]	1,011	81	1,092
Depreciation, depletion and amortization	182		170	12	182
Noncash and other costs, net	40		38	2	40
Total costs	1,155		1,219	95	1,314
Revenue adjustments, primarily for pricing
on prior period open sales	(67)		(67)	—	(67)
Gross profit	$729		$665	$64	$729

Copper sales (millions of recoverable pounds)	617	[b]	617

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.16		$3.16
Site production and delivery, before net noncash
and other costs shown below	1.57		1.46
By-product credits	(0.24)		—
Treatment charges	0.18		0.18
Royalty on metals	—		—
Unit net cash costs	1.51	[b]	1.64
Depreciation, depletion and amortization	0.29		0.27
Noncash and other costs, net	0.07		0.06
Total unit costs	1.87		1.97
Revenue adjustments, primarily for pricing
on prior period open sales	(0.11)		(0.11)
Gross profit per pound	$1.18		$1.08

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In millions)	Revenues		and Delivery	Amortization
Totals presented above	$2,110		$981	$182
Treatment charges	(108)		—	—
Royalty on metals	(3)		—	—
Noncash and other costs, net	—		40	—
Revenue adjustments, primarily for pricing
on prior period open sales	(67)		—	—
Eliminations and other	(3)		(15)	—
South America mining	1,929		1,006	182
Other mining & eliminations[c]	6,081		4,174	558
Total mining	8,010		5,180	740
U.S. oil & gas operations	2,497		640	1,232
Corporate, other & eliminations	—		(1)	7
As reported in FCX’s consolidated financial statements	$10,507		$5,819	$1,979

a.
Includes gold sales of 43 thousand ounces ($1,302 per ounce average realized price) and silver sales of 1.5 million ounces ($19.34 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.Following is a reconciliation of South America mining's unit net cash costs for the first six months of 2014, excluding the Candelaria and Ojos del Salado mines:

	Net Cash Costs (in millions)	Copper Sales (millions of recoverable pounds)	Unit Net Cash Costs (per pound of copper)
Presented above	$933	617	$1.51
Less: Candelaria and Ojos del Salado	263	174
	$670	443	$1.51

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page XI.

XXII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2015
	By-Product	Co-Product Method
(In millions)	Method	Copper	Gold		Silver[a]	Total
Revenues, excluding adjustments	$511	$511	$406		$8	$925
Site production and delivery, before net noncash
and other costs shown below	442	244	194		4	442
Gold and silver credits	(416)	—	—		—	—
Treatment charges	62	34	27		1	62
Export duties	36	20	16		—	36
Royalty on metals	35	19	16		—	35
Net cash costs	159	317	253		5	575
Depreciation and amortization	78	43	34		1	78
Noncash and other costs, net	8	5	3		—	8
Total costs	245	365	290		6	661
Revenue adjustments, primarily for pricing on
prior period open sales	(4)	(4)	2		—	(2)
PT Smelting intercompany loss	(5)	(3)	(2)		—	(5)
Gross profit	$257	$139	$116		$2	$257

Copper sales (millions of recoverable pounds)	196	196
Gold sales (thousands of recoverable ounces)			346

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.61	$2.61	$1,173
Site production and delivery, before net noncash
and other costs shown below	2.26	1.25	560
Gold and silver credits	(2.13)	—	—
Treatment charges	0.32	0.18	79
Export duties	0.18	0.10	45
Royalty on metals	0.18	0.10	45
Unit net cash costs	0.81	1.63	729
Depreciation and amortization	0.40	0.22	100
Noncash and other costs, net	0.04	0.02	10
Total unit costs	1.25	1.87	839
Revenue adjustments, primarily for pricing on
prior period open sales	(0.02)	(0.02)	7
PT Smelting intercompany loss	(0.02)	(0.01)	(5)
Gross profit per pound/ounce	$1.32	$0.71	$336

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$925	$442	$78
Treatment charges	(62)	—	—
Export duties	(36)	—	—
Royalty on metals	(35)	—	—
Noncash and other costs, net	—	8	—
Revenue adjustments, primarily for pricing on
prior period open sales	(2)	—	—
PT Smelting intercompany loss	—	5	—
Indonesia mining	790	455	78
Other mining & eliminations[b]	2,889	2,110	324
Total mining	3,679	2,565	402
U.S. oil & gas operations	569	281	3,171	[c]
Corporate, other & eliminations	—	2	3
As reported in FCX’s consolidated financial statements	$4,248	$2,848	$3,576	[c]
a. Includes silver sales of 558 thousand ounces ($15.48 per ounce average realized price).
b. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page XI.
c. Includes impairment of oil and gas properties of $2.7 billion.

XXIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2014
	By-Product		Co-Product Method
(In millions)	Method		Copper		Gold	Silver[a]	Total
Revenues, excluding adjustments	$372		$372		$176	$7	$555
Site production and delivery, before net noncash
and other costs shown below	451		303		142	6	451
Gold and silver credits	(184)		—		—	—	—
Treatment charges	30		20		10	—	30
Royalty on metals	14		9		5	—	14
Net cash costs	311		332		157	6	495
Depreciation and amortization	54		36		17	1	54
Noncash and other costs, net	64	[b]	43		20	1	64
Total costs	429		411		194	8	613
Revenue adjustments, primarily for pricing on
prior period open sales	11		11		1	—	12
PT Smelting intercompany profit	4		3		1	—	4
Gross loss	$(42)		$(25)		$(16)	$(1)	$(42)

Copper sales (millions of recoverable pounds)	117		117
Gold sales (thousands of recoverable ounces)					135

Gross loss per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.19		$3.19		$1,294
Site production and delivery, before net noncash
and other costs shown below	3.86		2.59		1,050
Gold and silver credits	(1.57)		—		—
Treatment charges	0.26		0.17		70
Royalty on metals	0.11		0.08		31
Unit net cash costs	2.66		2.84		1,151
Depreciation and amortization	0.47		0.31		127
Noncash and other costs, net	0.55	[b]	0.37		151
Total unit costs	3.68		3.52		1,429
Revenue adjustments, primarily for pricing on
prior period open sales	0.09		0.09		5
PT Smelting intercompany profit	0.03		0.02		9
Gross loss per pound/ounce	$(0.37)		$(0.22)		$(121)

Reconciliation to Amounts Reported					Depreciation,
			Production		Depletion and
(In millions)	Revenues		and Delivery		Amortization
Totals presented above	$555		$451		$54
Treatment charges	(30)		—		—
Royalty on metals	(14)		—		—
Noncash and other costs, net	—		64	[b]	—
Revenue adjustments, primarily for pricing on
prior period open sales	12		—		—
PT Smelting intercompany profit	—		(4)		—
Indonesia mining	523		511		54
Other mining & eliminations[c]	3,763		2,243		340
Total mining	4,286		2,754		394
U.S. oil & gas operations	1,236		329		616
Corporate, other & eliminations	—		(1)		3
As reported in FCX’s consolidated financial statements	$5,522		$3,082		$1,013
a. Includes silver sales of 367 thousand ounces ($19.67 per ounce average realized price).
b. Includes $56 million ($0.48 per pound) of fixed costs charged directly to cost of sales as a result of the impact of export restrictions on PT-FI's operating rates.
c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page XI.

XXIV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2015
	By-Product	Co-Product Method
(In millions)	Method	Copper	Gold		Silver[a]	Total
Revenues, excluding adjustments	$933	$933	$716		$16	$1,665
Site production and delivery, before net noncash
and other costs shown below	882	494	380		8	882
Gold and silver credits	(741)	—	—		—	—
Treatment charges	108	61	46		1	108
Export duties	57	32	24		1	57
Royalty on metals	60	33	26		1	60
Net cash costs	366	620	476		11	1,107
Depreciation and amortization	148	83	64		1	148
Noncash and other costs, net	14	8	6		—	14
Total costs	528	711	546		12	1,269
Revenue adjustments, primarily for pricing on
prior period open sales	(52)	(52)	9		—	(43)
PT Smelting intercompany profit	2	2	—		—	2
Gross profit	$355	$172	$179		$4	$355

Copper sales (millions of recoverable pounds)	351	351
Gold sales (thousands of recoverable ounces)			606

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.66	$2.66	$1,183
Site production and delivery, before net noncash
and other costs shown below	2.51	1.41	626
Gold and silver credits	(2.11)	—	—
Treatment charges	0.31	0.17	77
Export duties	0.16	0.09	41
Royalty on metals	0.17	0.10	42
Unit net cash costs	1.04	1.77	786
Depreciation and amortization	0.42	0.24	106
Noncash and other costs, net	0.04	0.02	10
Total unit costs	1.50	2.03	902
Revenue adjustments, primarily for pricing on
prior period open sales	(0.15)	(0.15)	14
PT Smelting intercompany profit	0.01	0.01	2
Gross profit per pound/ounce	$1.02	$0.49	$297

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,665	$882	$148
Treatment charges	(108)	—	—
Export duties	(57)	—	—
Royalty on metals	(60)	—	—
Noncash and other costs, net	—	14	—
Revenue adjustments, primarily for pricing on
prior period open sales	(43)	—	—
PT Smelting intercompany profit	—	(2)	—
Indonesia mining	1,397	894	148
Other mining & eliminations[b]	5,935	4,297	659
Total mining	7,332	5,191	807
U.S. oil & gas operations	1,069	564	6,805	[c]
Corporate, other & eliminations	—	5	7
As reported in FCX’s consolidated financial statements	$8,401	$5,760	$7,619	[c]
a. Includes silver sales of 993 thousand ounces ($15.75 per ounce average realized price).
b. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page XI.
c. Includes impairment of oil and gas properties of $5.8 billion.

XXV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2014
	By-Product		Co-Product Method
(In millions)	Method		Copper		Gold	Silver[a]	Total
Revenues, excluding adjustments	$713		$713		$386	$14	$1,113
Site production and delivery, before net noncash
and other costs shown below	814		521		283	10	814
Gold and silver credits	(419)		—		—	—	—
Treatment charges	56		36		19	1	56
Royalty on metals	27		17		9	1	27
Net cash costs	478		574		311	12	897
Depreciation and amortization	102		65		36	1	102
Noncash and other costs, net	138	[b]	88		48	2	138
Total costs	718		727		395	15	1,137
Revenue adjustments, primarily for pricing on
prior period open sales	(56)		(56)		18	1	(37)
PT Smelting intercompany profit	58		37		20	1	58
Gross (loss) profit	$(3)		$(33)		$29	$1	$(3)

Copper sales (millions of recoverable pounds)	226		226
Gold sales (thousands of recoverable ounces)					297

Gross (loss) profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.15		$3.15		$1,299
Site production and delivery, before net noncash
and other costs shown below	3.60		2.31		950
Gold and silver credits	(1.85)		—		—
Treatment charges	0.25		0.16		65
Royalty on metals	0.12		0.07		31
Unit net cash costs	2.12		2.54		1,046
Depreciation and amortization	0.45		0.29		120
Noncash and other costs, net	0.61	[b]	0.39		161
Total unit costs	3.18		3.22		1,327
Revenue adjustments, primarily for pricing on
prior period open sales	(0.24)		(0.24)		59
PT Smelting intercompany profit	0.26		0.16		68
Gross (loss) profit per pound/ounce	$(0.01)		$(0.15)		$99

Reconciliation to Amounts Reported					Depreciation,
			Production		Depletion and
(In millions)	Revenues		and Delivery		Amortization
Totals presented above	$1,113		$814		$102
Treatment charges	(56)		—		—
Royalty on metals	(27)		—		—
Noncash and other costs, net	—		138	[b]	—
Revenue adjustments, primarily for pricing on
prior period open sales	(37)		—		—
PT Smelting intercompany profit	—		(58)		—
Indonesia mining	993		894		102
Other mining & eliminations[c]	7,017		4,286		638
Total mining	8,010		5,180		740
U.S. oil & gas operations	2,497		640		1,232
Corporate, other & eliminations	—		(1)		7
As reported in FCX’s consolidated financial statements	$10,507		$5,819		$1,979
a. Includes silver sales of 700 thousand ounces ($19.84 per ounce average realized price).
b. Includes $109 million ($0.48 per pound) of fixed costs charged directly to cost of sales as a result of the impact of export restrictions on PT-FI's operating rates.
c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page XI.

XXVI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2015
	By-Product	Co-Product Method
(In millions)	Method	Copper	Cobalt		Total
Revenues, excluding adjustments[a]	$275	$275	$76		$351
Site production and delivery, before net noncash
and other costs shown below	161	141	45		186
Cobalt credits[b]	(55)	—	—		—
Royalty on metals	6	5	1		6
Net cash costs	112	146	46		192
Depreciation, depletion and amortization	57	45	12		57
Noncash and other costs, net	4	3	1		4
Total costs	173	194	59		253
Revenue adjustments, primarily for pricing
on prior period open sales	2	2	4		6
Gross profit	$104	$83	$21		$104

Copper sales (millions of recoverable pounds)	104	104
Cobalt sales (millions of contained pounds)			8

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$2.63	$2.63	$9.27
Site production and delivery, before net noncash
and other costs shown below	1.54	1.35	5.48
Cobalt credits[b]	(0.53)	—	—
Royalty on metals	0.06	0.05	0.16
Unit net cash costs	1.07	1.40	5.64
Depreciation, depletion and amortization	0.55	0.43	1.42
Noncash and other costs, net	0.03	0.03	0.10
Total unit costs	1.65	1.86	7.16
Revenue adjustments, primarily for pricing
on prior period open sales	0.02	0.02	0.50
Gross profit per pound	$1.00	$0.79	$2.61

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$351	$186	$57
Royalty on metals	(6)	—	—
Noncash and other costs, net	—	4	—
Revenue adjustments, primarily for pricing
on prior period open sales	6	—	—
Africa mining	351	190	57
Other mining & eliminations[c]	3,328	2,375	345
Total mining	3,679	2,565	402
U.S. oil & gas operations	569	281	3,171	[d]
Corporate, other & eliminations	—	2	3
As reported in FCX’s consolidated financial statements	$4,248	$2,848	$3,576	[d]

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.	Net of cobalt downstream processing and freight costs.

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page XI.

d.	Includes impairment of oil and gas properties of $2.7 billion.

XXVII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2014
	By-Product	Co-Product Method
(In millions)	Method	Copper	Cobalt	Total
Revenues, excluding adjustments[a]	$362	$362	$65	$427
Site production and delivery, before net noncash
and other costs shown below	171	159	35	194
Cobalt credits[b]	(41)	—	—	—
Royalty on metals	8	7	1	8
Net cash costs	138	166	36	202
Depreciation, depletion and amortization	63	54	9	63
Noncash and other costs, net	4	3	1	4
Total costs	205	223	46	269
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	(1)	(1)
Gross profit	$157	$139	$18	$157

Copper sales (millions of recoverable pounds)	118	118
Cobalt sales (millions of contained pounds)			7

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$3.08	$3.08	$9.58
Site production and delivery, before net noncash
and other costs shown below	1.46	1.35	5.22
Cobalt credits[b]	(0.34)	—	—
Royalty on metals	0.06	0.06	0.15
Unit net cash costs	1.18	1.41	5.37
Depreciation, depletion and amortization	0.54	0.46	1.30
Noncash and other costs, net	0.03	0.03	0.08
Total unit costs	1.75	1.90	6.75
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	(0.19)
Gross profit per pound	$1.33	$1.18	$2.64

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$427	$194	$63
Royalty on metals	(8)	—	—
Noncash and other costs, net	—	4	—
Revenue adjustments, primarily for pricing
on prior period open sales	(1)	—	—
Africa mining	418	198	63
Other mining & eliminations[c]	3,868	2,556	331
Total mining	4,286	2,754	394
U.S. oil & gas operations	1,236	329	616
Corporate, other & eliminations	—	(1)	3
As reported in FCX’s consolidated financial statements	$5,522	$3,082	$1,013

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.	Net of cobalt downstream processing and freight costs.

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page XI.

XXVIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues, Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2015
	By-Product	Co-Product Method
(In millions)	Method	Copper	Cobalt		Total
Revenues, excluding adjustments[a]	$631	$631	$152		$783
Site production and delivery, before net noncash
and other costs shown below	370	325	92		417
Cobalt credits[b]	(104)	—	—		—
Royalty on metals	14	12	2		14
Net cash costs	280	337	94		431
Depreciation, depletion and amortization	130	109	21		130
Noncash and other costs, net	8	6	2		8
Total costs	418	452	117		569
Revenue adjustments, primarily for pricing
on prior period open sales	(7)	(7)	(1)		(8)
Gross profit	$206	$172	$34		$206

Copper sales (millions of recoverable pounds)	237	237
Cobalt sales (millions of contained pounds)			16

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$2.66	$2.66	$9.23
Site production and delivery, before net noncash
and other costs shown below	1.56	1.37	5.54
Cobalt credits[b]	(0.44)	—	—
Royalty on metals	0.06	0.05	0.15
Unit net cash costs	1.18	1.42	5.69
Depreciation, depletion and amortization	0.55	0.46	1.31
Noncash and other costs, net	0.03	0.03	0.08
Total unit costs	1.76	1.91	7.08
Revenue adjustments, primarily for pricing
on prior period open sales	(0.03)	(0.03)	(0.04)
Gross profit per pound	$0.87	$0.72	$2.11

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$783	$417	$130
Royalty on metals	(14)	—	—
Noncash and other costs, net	—	8	—
Revenue adjustments, primarily for pricing
on prior period open sales	(8)	—	—
Africa mining	761	425	130
Other mining & eliminations[c]	6,571	4,766	677
Total mining	7,332	5,191	807
U.S. oil & gas operations	1,069	564	6,805	[d]
Corporate, other & eliminations	—	5	7
As reported in FCX’s consolidated financial statements	$8,401	$5,760	$7,619	[d]

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.	Net of cobalt downstream processing and freight costs.

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page XI.

d.	Includes impairment of oil and gas properties of $5.8 billion.

XXIX

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues, Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2014
	By-Product	Co-Product Method
(In millions)	Method	Copper	Cobalt	Total
Revenues, excluding adjustments[a]	$621	$621	$137	$758
Site production and delivery, before net noncash
and other costs shown below	296	262	77	339
Cobalt credits[b]	(96)	—	—	—
Royalty on metals	14	12	2	14
Net cash costs	214	274	79	353
Depreciation, depletion and amortization	114	99	15	114
Noncash and other costs, net	11	10	1	11
Total costs	339	383	95	478
Revenue adjustments, primarily for pricing
on prior period open sales	(1)	(1)	2	1
Gross profit	$281	$237	$44	$281

Copper sales (millions of recoverable pounds)	202	202
Cobalt sales (millions of contained pounds)			15

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$3.08	$3.08	$9.29
Site production and delivery, before net noncash
and other costs shown below	1.47	1.30	5.19
Cobalt credits[b]	(0.48)	—	—
Royalty on metals	0.07	0.06	0.16
Unit net cash costs	1.06	1.36	5.35
Depreciation, depletion and amortization	0.57	0.49	1.03
Noncash and other costs, net	0.05	0.04	0.09
Total unit costs	1.68	1.89	6.47
Revenue adjustments, primarily for pricing
on prior period open sales	(0.01)	(0.01)	0.13
Gross profit per pound	$1.39	$1.18	$2.95

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$758	$339	$114
Royalty on metals	(14)	—	—
Noncash and other costs, net	—	11	—
Revenue adjustments, primarily for pricing
on prior period open sales	1	—	—
Africa mining	745	350	114
Other mining & eliminations[c]	7,265	4,830	626
Total mining	8,010	5,180	740
U.S. oil & gas operations	2,497	640	1,232
Corporate, other & eliminations	—	(1)	7
As reported in FCX’s consolidated financial statements	$10,507	$5,819	$1,979

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.	Net of cobalt downstream processing and freight costs.

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page XI.

XXX

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended June 30,
(In millions)	2015		2014
Revenues, excluding adjustments[a]	$112		$181
Site production and delivery, before net noncash
and other costs shown below	80		79
Treatment charges and other	10		11
Net cash costs	90		90
Depreciation, depletion and amortization	25		24
Noncash and other costs, net	4	[b]	2
Total costs	119		116
Gross (loss) profit	$(7)		$65

Molybdenum sales (millions of recoverable pounds)[a]	13		14

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$9.00		$12.90
Site production and delivery, before net noncash
and other costs shown below	6.35		5.64
Treatment charges and other	0.84		0.83
Unit net cash costs	7.19		6.47
Depreciation, depletion and amortization	1.97		1.69
Noncash and other costs, net	0.37	[b]	0.10
Total unit costs	9.53		8.26
Gross (loss) profit per pound	$(0.53)		$4.64

Reconciliation to Amounts Reported
(In millions)					Depreciation,
			Production		Depletion and
Three Months Ended June 30, 2015	Revenues		and Delivery		Amortization
Totals presented above	$112		$80		$25
Treatment charges and other	(10)		—		—
Noncash and other costs, net	—		4	[b]	—
Molybdenum mines	102		84		25
Other mining & eliminations[c]	3,577		2,481		377
Total mining	3,679		2,565		402
U.S. oil & gas operations	569		281		3,171	[d]
Corporate, other & eliminations	—		2		3
As reported in FCX’s consolidated financial statements	$4,248		$2,848		$3,576	[d]

Three Months Ended June 30, 2014
Totals presented above	$181		$79		$24
Treatment charges and other	(11)		—		—
Noncash and other costs, net	—		2		—
Molybdenum mines	170		81		24
Other mining & eliminations[c]	4,116		2,673		370
Total mining	4,286		2,754		394
U.S. oil & gas operations	1,236		329		616
Corporate, other & eliminations	—		(1)		3
As reported in FCX’s consolidated financial statements	$5,522		$3,082		$1,013

a.
Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

b.	Includes charges totaling $3 million ($0.21 per pound) for LCM inventory adjustments.

c.
Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page XI. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North and South America copper mines.

d.	Includes impairment of oil and gas properties of $2.7 billion.

XXXI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Six Months Ended June 30,
(In millions)	2015		2014
Revenues, excluding adjustments[a]	$236		$318
Site production and delivery, before net noncash
and other costs shown below	161		154
Treatment charges and other	21		22
Net cash costs	182		176
Depreciation, depletion and amortization	51		46
Noncash and other costs, net	6	[b]	3
Total costs	239		225
Gross (loss) profit	$(3)		$93

Molybdenum sales (millions of recoverable pounds)[a]	26		27

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$9.34		$11.88
Site production and delivery, before net noncash
and other costs shown below	6.34		5.75
Treatment charges and other	0.84		0.83
Unit net cash costs	7.18		6.58
Depreciation, depletion and amortization	2.00		1.72
Noncash and other costs, net	0.25	[b]	0.10
Total unit costs	9.43		8.40
Gross (loss) profit per pound	$(0.09)		$3.48

Reconciliation to Amounts Reported
(In millions)					Depreciation,
			Production		Depletion and
Six Months Ended June 30, 2015	Revenues		and Delivery		Amortization
Totals presented above	$236		$161		$51
Treatment charges and other	(21)		—		—
Noncash and other costs, net	—		6	[b]	—
Molybdenum mines	215		167		51
Other mining & eliminations[c]	7,117		5,024		756
Total mining	7,332		5,191		807
U.S. oil & gas operations	1,069		564		6,805	[d]
Corporate, other & eliminations	—		5		7
As reported in FCX’s consolidated financial statements	$8,401		$5,760		$7,619	[d]

Six Months Ended June 30, 2014
Totals presented above	$318		$154		$46
Treatment charges and other	(22)		—		—
Noncash and other costs, net	—		3		—
Molybdenum mines	296		157		46
Other mining & eliminations[c]	7,714		5,023		694
Total mining	8,010		5,180		740
U.S. oil & gas operations	2,497		640		1,232
Corporate, other & eliminations	—		(1)		7
As reported in FCX’s consolidated financial statements	$10,507		$5,819		$1,979

a.
Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

b.	Includes charges totaling $3 million ($0.11 per pound) for LCM inventory adjustments.

c.
Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page XI. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North and South America copper mines.

d.	Includes impairment of oil and gas properties of $5.8 billion.

XXXII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

U.S. Oil & Gas Product Revenues, Cash Production Costs and Realizations

Three Months Ended June 30, 2015
				Total
		Natural		U.S. Oil
(In millions)	Oil	Gas	NGLs	& Gas
Oil and gas revenues before derivatives	$480	$63	$12	$555	[a]
Cash gains on derivative contracts	101	—	—	101
Realized revenues	$581	$63	$12	656
Less: cash production costs				249	[a]
Cash operating margin				407
Less: depreciation, depletion and amortization				485
Less: impairment of oil and gas properties				2,686
Less: accretion and other costs				32
Plus: net noncash mark-to-market losses on derivative contracts				(95)
Plus: other net adjustments				8
Gross loss				$(2,883)

Oil (MMBbls)	8.6
Gas (Bcf)		23.5
NGLs (MMBbls)			0.6
Oil Equivalents (MMBOE)				13.1

	Oil	Natural Gas	NGLs
	(per barrel)	(per MMBtu)	(per barrel)	Per BOE
Oil and gas revenues before derivatives	$55.82	$2.66	$20.50	$42.31	[a]
Cash gains on derivative contracts	11.79	—	—	7.73
Realized revenues	$67.61	$2.66	$20.50	50.04
Less: cash production costs				19.04	[a]
Cash operating margin				31.00
Less: depreciation, depletion and amortization				36.99
Less: impairment of oil and gas properties				204.91
Less: accretion and other costs				2.46
Plus: net noncash mark-to-market losses on derivative contracts				(7.26)
Plus: other net adjustments				0.61
Gross loss				$(220.01)

Reconciliation to Amounts Reported
(In millions)	Revenues	Production and Delivery	Depreciation, Depletion and Amortization
Totals presented above	$555	$249	$485
Cash gains on derivative contracts	101	—	—
Net noncash mark-to-market losses on derivative contracts	(95)	—	—
Accretion and other costs	—	32	—
Impairment of oil and gas properties	—	—	2,686
Other net adjustments	8	—	—
U.S. oil & gas operations	569	281	3,171
Total mining[b]	3,679	2,565	402
Corporate, other & eliminations	—	2	3
As reported in FCX's consolidated financial statements	$4,248	$2,848	$3,576

a. Following is a summary of average realized price and cash production costs by region.
	MBOE	Revenues (in millions)	Average Realized Price per BOE	Cash Production Costs (in millions)		Cash Production Costs per BOE
Gulf of Mexico (GOM)	7,309	$350	$47.82	$124		$16.98
California	3,462	167	48.30	94		27.13
Haynesville/Madden/Other	2,336	38	16.15	31		13.55
	13,107	$555	42.31	$249		19.04

b. Represents the combined total for mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page XI.

XXXIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

U.S. Oil & Gas Product Revenues, Cash Production Costs and Realizations

Three Months Ended June 30, 2014
				Total
		Natural		U.S. Oil
(In millions)	Oil	Gas	NGLs	& Gas
Oil and gas revenues before derivatives	$1,172	$96	$38	$1,306	[a]
Cash losses on derivative contracts	(57)	(6)	—	(63)
Realized revenues	$1,115	$90	$38	1,243
Less: cash production costs				314	[a]
Cash operating margin				929
Less: depreciation, depletion and amortization				616
Less: accretion and other costs				15
Plus: net noncash mark-to-market losses on derivative contracts				(7)
Plus: other net adjustments				—
Gross profit				$291

Oil (MMBbls)	11.7
Gas (Bcf)		20.3
NGLs (MMBbls)			1.0
Oil Equivalents (MMBOE)				16.0

	Oil	Natural Gas	NGLs
	(per barrel)	(per MMBtu)	(per barrel)	Per BOE
Oil and gas revenues before derivatives	$100.46	$4.70	$38.79	$81.47	[a]
Cash losses on derivative contracts	(4.96)	(0.26)	—	(3.94)
Realized revenues	$95.50	$4.44	$38.79	77.53
Less: cash production costs				19.57	[a]
Cash operating margin				57.96
Less: depreciation, depletion and amortization				38.39
Less: accretion and other costs				0.94
Plus: net noncash mark-to-market losses on derivative contracts				(0.44)
Plus: other net adjustments				0.04
Gross profit				$18.23

Reconciliation to Amounts Reported
(In millions)	Revenues	Production and Delivery	Depreciation, Depletion and Amortization
Totals presented above	$1,306	$314	$616
Cash losses on derivative contracts	(63)	—	—
Net noncash mark-to-market losses on derivative contracts	(7)	—	—
Accretion and other costs	—	15	—
Other net adjustments	—	—	—
U.S. oil & gas operations	1,236	329	616
Total mining[b]	4,286	2,754	394
Corporate, other & eliminations	—	(1)	3
As reported in FCX's consolidated financial statements	$5,522	$3,082	$1,013

a. Following is a summary of average realized price and cash production costs by region.
	MBOE	Revenues (in millions)	Average Realized Price per BOE	Cash Production Costs (in millions)		Cash Production Costs per BOE
GOM	6,862	$601	$87.49	$101		$14.80
California	3,578	337	94.37	135		37.70
Haynesville/Madden/Other	1,629	45	27.59	25		15.35
	12,069	983	81.45	261		21.66
Eagle Ford	3,959	323	81.52	53		13.23
	16,028	$1,306	81.47	$314		19.57

b. Represents the combined total for mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page XI.

XXXIV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

U.S. Oil & Gas Product Revenues, Cash Production Costs and Realizations

Six Months Ended June 30, 2015
				Total
		Natural		U.S. Oil
(In millions)	Oil	Gas	NGLs	& Gas
Oil and gas revenues before derivatives	$853	$125	$24	$1,002	[a]
Cash gains on derivative contracts	201	—	—	201
Realized revenues	$1,054	$125	$24	1,203
Less: cash production costs				503	[a]
Cash operating margin				700
Less: depreciation, depletion and amortization				1,015
Less: impairment of oil and gas properties				5,790
Less: accretion and other costs				61
Plus: net noncash mark-to-market losses on derivative contracts				(143)
Plus: other net adjustments				9
Gross loss				$(6,300)

Oil (MMBbls)	17.0
Gas (Bcf)		45.3
NGLs (MMBbls)			1.1
Oil Equivalents (MMBOE)				25.6

	Oil	Natural Gas	NGLs
	(per barrel)	(per MMBtu)	(per barrel)	Per BOE
Oil and gas revenues before derivatives	$50.25	$2.75	$21.71	$39.08	[a]
Cash gains on derivative contracts	11.88	—	—	7.87
Realized revenues	$62.13	$2.75	$21.71	46.95
Less: cash production costs				19.62	[a]
Cash operating margin				27.33
Less: depreciation, depletion and amortization				39.59
Less: impairment of oil and gas properties				225.89
Less: accretion and other costs				2.39
Plus: net noncash mark-to-market losses on derivative contracts				(5.60)
Plus: other net adjustments				0.34
Gross loss				$(245.80)

Reconciliation to Amounts Reported
(In millions)	Revenues	Production and Delivery	Depreciation, Depletion and Amortization
Totals presented above	$1,002	$503	$1,015
Cash gains on derivative contracts	201	—	—
Net noncash mark-to-market losses on derivative contracts	(143)	—	—
Accretion and other costs	—	61	—
Impairment of oil and gas properties	—	—	5,790
Other net adjustments	9	—	—
U.S. oil & gas operations	1,069	564	6,805
Total mining[b]	7,332	5,191	807
Corporate, other & eliminations	—	5	7
As reported in FCX's consolidated financial statements	$8,401	$5,760	$7,619

a. Following is a summary of average realized price and cash production costs per BOE by region.
	MBOE	Revenues (in millions)	Average Realized Price per BOE	Cash Production Costs (in millions)		Cash Production Costs per BOE
GOM	13,970	$621	$44.40	$240		$17.17
California	6,975	303	43.49	205		29.43
Haynesville/Madden/Other	4,686	78	16.66	58		12.42
	25,631	$1,002	39.08	$503		19.62

b. Represents the combined total for mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page XI.

XXXV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Oil & Gas Product Revenues, Cash Production Costs and Realizations

Six Months Ended June 30, 2014
				Total
		Natural		U.S. Oil
(In millions)	Oil	Gas	NGLs	& Gas
Oil and gas revenues before derivatives	$2,334	$194	$88	$2,616	[a]
Cash losses on derivative contracts	(115)	(13)	—	(128)
Realized revenues	$2,219	$181	$88	2,488
Less: cash production costs				612	[a]
Cash operating margin				1,876
Less: depreciation, depletion and amortization				1,232
Less: accretion and other costs				28
Plus: net noncash mark-to-market gains on derivative contracts				8
Plus: other net adjustments				1
Gross profit				$625

Oil (MMBbls)	23.5
Gas (Bcf)		39.8
NGLs (MMBbls)			2.1
Oil Equivalents (MMBOE)				32.2

	Oil	Natural Gas	NGLs
	(per barrel)	(per MMbtu)	(per barrel)	Per BOE
Oil and gas revenues before derivatives	$99.54	$4.87	$42.35	$81.34	[a]
Cash losses on derivative contracts	(4.91)	(0.32)	—	(3.97)
Realized revenues	$94.63	$4.55	$42.35	77.37
Less: cash production costs				19.03	[a]
Cash operating margin				58.34
Less: depreciation, depletion and amortization				38.30
Less: accretion and other costs				0.87
Plus: net noncash mark-to-market gains on derivative contracts				0.23
Plus: other net adjustments				0.04
Gross profit				$19.44

Reconciliation to Amounts Reported
(In Millions)	Revenues	Production and Delivery	Depreciation, Depletion and Amortization
Totals presented above	$2,616	$612	$1,232
Cash losses on derivative contracts	(128)	—	—
Net noncash mark-to-market gains on derivative contracts	8	—	—
Accretion and other costs	—	28	—
Other net adjustments	1	—	—
U.S. oil & gas operations	2,497	640	1,232
Total mining[b]	8,010	5,180	740
Corporate, other & eliminations	—	(1)	7
As reported in FCX's consolidated financial statements	$10,507	$5,819	$1,979

a. Following is a summary of average realized price and cash production costs per BOE by region.
	MBOE	Revenues (in millions)	Average Realized Price per BOE	Cash Production Costs (in millions)		Cash Production Costs per BOE
GOM	13,163	$1,151	$87.42	$192		$14.62
California	7,129	663	93.07	265		37.12
Haynesville/Madden/Other	3,174	92	28.93	42		13.40
	23,466	1,906	81.22	499		21.29
Eagle Ford	8,694	710	81.66	113		12.97
	32,160	$2,616	81.34	$612		19.03

b. Represents the combined total for mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page XI.

XXXVI